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                                  [LOGO] CHASE

                      AMENDED AND RESTATED CREDIT AGREEMENT


                                   dated as of


                                  July 31, 1999


                                      among


                              IVC INDUSTRIES, INC.,


                            THE LENDERS PARTY HERETO


                                       and

                           THE CHASE MANHATTAN BANK,
                                    as Agent

                              --------------------

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

                                TABLE OF CONTENTS
                                                                            Page
                                                                            ----

ARTICLE I - Definitions........................................................1
         SECTION 1.01.  Defined Terms..........................................1
         SECTION 1.02.  Classification of Loans and Borrowings................19
         SECTION 1.03.  Terms Generally.......................................19
         SECTION 1.04.  Accounting Terms; GAAP................................19
         SECTION 1.05.  Existing Credit Agreement and Related Documents.......19

ARTICLE II - The Credits......................................................20
         SECTION 2.01.  Term Loan and Revolving Credit Commitments............20
         SECTION 2.02.  Loans and Borrowings..................................21
         SECTION 2.04.  Collections and Application...........................23
         SECTION 2.05.  [Reserved.]...........................................24
         SECTION 2.06.  Letters of Credit.....................................24
         SECTION 2.07.  Assumption as to Fundings.............................28
         SECTION 2.08.  Interest Elections....................................28
         SECTION 2.09.  Termination and Reduction of Revolving Credit
                          Commitments.........................................29
         SECTION 2.10.  Repayment of Loans; Evidence of Debt..................30
         SECTION 2.11.  Prepayment of Loans...................................31
         SECTION 2.12.  Fees..................................................32
         SECTION 2.13.  Interest..............................................33
         SECTION 2.14.  Alternate Rate of Interest............................33
         SECTION 2.15.  Increased Costs.......................................34
         SECTION 2.16.  Break Funding Payments................................35
         SECTION 2.17.  Taxes.................................................35
         SECTION 2.18.  Payments Generally; Pro Rata Treatment;
                          Sharing of Set-offs.................................36

ARTICLE III - Representations and Warranties..................................37
         SECTION 3.01.  Organization; Powers; Subsidiaries....................37
         SECTION 3.02.  Authorization; Enforceability.........................38
         SECTION 3.03.  Governmental Approvals; No Conflicts..................38
         SECTION 3.04.  Financial Condition; No Material Adverse Change.......38
         SECTION 3.05.  Properties............................................39
         SECTION 3.06.  Litigation and Environmental Matters..................39
         SECTION 3.07.  Compliance with Laws and Agreements...................39
         SECTION 3.08.  Investment and Holding Company Status.................39
         SECTION 3.09.  Taxes.................................................39
         SECTION 3.10.  ERISA.................................................40
         SECTION 3.11.  Disclosure............................................40
         SECTION 3.12.  Year 2000.............................................40
         SECTION 3.13.  Solvency..............................................40
         SECTION 3.14.  As to the EDA Irvington Financing.....................41
         SECTION 3.15.  As to Collateral......................................41

ARTICLE IV - Conditions.......................................................42
         SECTION 4.01.  Effective Date. ......................................42
         SECTION 4.02.  Each Credit Event.....................................44

ARTICLE V - Affirmative Covenants.............................................45
         SECTION 5.01.  Financial Statements and Other Information............45
         SECTION 5.02.  Notices of Material Events............................47
         SECTION 5.03.  Existence; Conduct of Business........................47
         SECTION 5.04.  Payment of Obligations................................47
         SECTION 5.05.  Maintenance of Properties; Insurance..................47
         SECTION 5.06.  Books and Records; Inspection Rights..................48
         SECTION 5.07.  Compliance with Laws..................................48
         SECTION 5.08.  Use of Proceeds and Letters of Credit.................48
         SECTION 5.09.  Landlord Waivers......................................49

ARTICLE VI - Negative Covenants...............................................49
         SECTION 6.01.  Indebtedness..........................................49
         SECTION 6.02.  Liens.................................................49
         SECTION 6.03.  Fundamental Changes...................................50
         SECTION 6.04.  Investments, Loans, Advances, Guarantees and
                          Acquisitions........................................50
         SECTION 6.05.  Hedging Agreements....................................51
         SECTION 6.06.  Restricted Payments...................................51
         SECTION 6.07.  Transactions with Affiliates..........................51
         SECTION 6.08.  Restrictive Agreements................................51
         SECTION 6.09.  As to Collateral......................................52
         SECTION 6.10.  Minimum Net Worth.....................................52
         SECTION 6.11.  Minimum Debt Service Coverage Ratio...................52
         SECTION 6.12.  Maximum Capital Expenditures..........................53

ARTICLE VII - Events of Default...............................................53

ARTICLE VIII - The Agent......................................................56

ARTICLE IX - Miscellaneous....................................................57
         SECTION 9.01.  Notices...............................................57
         SECTION 9.02.  Waivers; Amendments...................................58
         SECTION 9.03.  Expenses; Indemnity; Damage Waiver....................59
         SECTION 9.04.  Successors and Assigns................................60
         SECTION 9.05.  Survival..............................................62
         SECTION 9.06.  Counterparts; Integration; Effectiveness..............62
         SECTION 9.07.  Severability..........................................62
         SECTION 9.08.  Right of Setoff.......................................63
         SECTION 9.09.  Governing Law; Jurisdiction; Consent to
                          Service of Process..................................63
         SECTION 9.10.  Headings..............................................63
         SECTION 9.11.  Confidentiality.......................................63
         SECTION 9.12.  Interest Rate Limitation..............................64

SCHEDULES:

Schedule 1.01 - Applicable Rates
Schedule 2.01 - Lenders and Commitments
Schedule 3.01 - Subsidiaries
Schedule 3.06 - Disclosed Matters
Schedule 3.15(A) - Locations
Schedule 3.15(B) - Fee Owners of Leased Facilities
Schedule 6.01 - Certain Indebtedness
Schedule 6.02 - Certain Liens
Schedule 6.04 - Certain Loans to Employees

EXHIBITS:

Exhibit A-1 - Form of Promissory Note for Revolving Loans
Exhibit A-2 - Form of Promissory Note for Term Loans
Exhibit B - Form of Opinion of Counsel for the Obligors
Exhibit C - Form of Borrowing Base Certificate
Exhibit D - Form of Assignment and Acceptance

      AMENDED AND RESTATED CREDIT AGREEMENT dated as of July 31, 1999, among IVC INDUSTRIES, INC., a Delaware corporation, the LENDERS party hereto, and THE CHASE MANHATTAN BANK, as Agent.

            The parties hereto agree as follows:

                                    ARTICLE I

                                   Definitions

            SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

            "ABR", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

            "Adjusted LIBO Rate" means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

            "Affiliate" means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

            "Agent" means The Chase Manhattan Bank, in its capacity as agent for the Lenders hereunder.

            "Agreement" means this Amended and Restated Credit Agreement, as the same may be amended from time to time.

            "Alternate Base Rate" means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%, and (c) the Base CD Rate in effect on such day plus 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Base CD Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Base CD Rate, respectively.

            "Applicable Percentage" means (a) as to any New Letter of Credit, with respect to any Lender, the percentage of the total Revolving Credit Commitments represented by such Lender's Revolving Credit Commitment (and if the Revolving Credit Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Credit Commitments most recently in effect, giving effect to any assignments); and (b) as to the Existing Letter of Credit, with respect to any Lender, the Existing LC Commitment of such Lender.

            "Applicable Rate" means, for any day, with respect to any ABR Revolving Loan, Eurodollar Revolving Loan, ABR Term Loan or Eurodollar Term Loan, or with respect to the facility fees payable under Section 2.12, or with respect to the participation fees payable with respect to the Existing Letter of Credit under Section 2.12, or with respect to the participation fees payable with respect to New Letters of Credit under Section 2.12, as the case may be, the applicable rate per annum set forth on Schedule 1.01 of this Agreement under the caption "ABR Revolving Spread", "Eurodollar Revolving

Spread", "ABR Term Spread", "Eurodollar Term Spread", "Facility Fee Rate", "Existing LC Fee Rate" or "New LC Fee Rate", as the case may be, based upon the Designated Consolidated Leverage Ratio as of the relevant date of determination. Each change in the Applicable Percentage resulting from a change in the Designated Consolidated Leverage Ratio shall be effective with respect to all outstanding Loans, Revolving Credit Commitments, Existing LC Commitments and Letters of Credit on and after the first day of the calendar month following the date of delivery to the Agent of the financial statements and certificates required by subsections (a) or (b) (as the case may be) and (c) of Section 5.01 indicating such change until the date immediately preceding the first day of the calendar month following the next date of delivery of such financial statements and certificates indicating another such change. Notwithstanding the foregoing, but subject to the next sentence, during the period commencing on the Effective Date and ending on the first day of the calendar month following the date of delivery of the first such financial statements and certificate, the Designated Consolidated Leverage Ratio shall be deemed to be in Category 3 (as set forth on Schedule 1.01) for purposes of determining the Applicable Rate. Notwithstanding the foregoing, (a) at any time during which the Borrower has failed to deliver the financial statements and certificate required by such subsections of Section 5.01, or (b) at any time after the occurrence and during the continuance of a Default or an Event of Default, the Designated Consolidated Leverage Ratio shall be deemed to be in Category 1 (as set forth on Schedule 1.01) for purposes of determining the Applicable Rate.

            "Assessment Rate" means, for any day, the annual assessment rate in effect on such day that is payable by a member of the Bank Insurance Fund classified as "well-capitalized" and within supervisory subgroup "B" (or a comparable successor risk classification) within the meaning of 12 C.F.R. Part 327 (or any successor provision) to the Federal Deposit Insurance Corporation for insurance by such Corporation of time deposits made in dollars at the offices of such member in the United States; provided that if, as a result of any change in any law, rule or regulation, it is no longer possible to determine the Assessment Rate as aforesaid, then the Assessment Rate shall be such annual rate as shall be determined by the Agent to be representative of the cost of such insurance to the Lenders.

            "Assignment and Acceptance" means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Agent, in the form of Exhibit D or any other form approved by the Agent.

            "Authority" means the New Jersey Economic Development Authority.

            "Availability Period" means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Revolving Credit Commitments.

            "Average Consolidated Funded Debt" means, with respect to any Measuring Period, the average amount outstanding each day during such Measuring Period of Consolidated Funded Debt. The Funded Debt outstanding under this Agreement shall be computed daily to determine the average amount thereof outstanding during any Measuring Period. In the case of all other Funded Debt, the average amount thereof outstanding each day during each fiscal quarter shall be deemed to be (a) the amount thereof outstanding on the first day of such fiscal quarter, plus (b) the amount thereof outstanding on the last day of such fiscal quarter, divided by (c) 2.

            "Base CD Rate" means the sum of (a) the Three-Month Secondary CD Rate multiplied by the Statutory Reserve Rate plus (b) the Assessment Rate.

            "Blocked Account" is defined in Section 2.04.

            "Board" means the Board of Governors of the Federal Reserve System of the United States of America.

            "Borrower" means IVC Industries, Inc., a Delaware corporation.

            "Borrower's Revolving Account" is defined in Section 2.04.

            "Borrower Security Agreement" means the Amended and Restated Security Agreement dated the date hereof from the Borrower in favor of the Agent.

            "Borrowing" means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

            "Borrowing Base" means, at any time, the sum of (A) 80% of the amount of Eligible Receivables as of such time; plus (B) the lesser of (i) 50% of the amount of Eligible Inventory as of such time, or (ii) $14,000,000; provided, however, that the amount of any or all of such percentages may be changed by the Agent from time to time in its sole reasonable discretion, and such sum may be reduced by the Agent by the amount of reserves required by the Agent in its sole reasonable discretion to be established from time to time. Without limiting the generality of such proviso, the Agent may change such percentage as to Eligible Receivables if the dilution of Receivables exceeds 12%.

            "Borrowing Base Certificate" means a certificate, in the form attached hereto as Exhibit C, signed by the chief financial officer of the Borrower (or other officer of the Borrower acceptable to the Agent).

            "Borrowing Base Parties" means the Borrower, IVOSC and Hall
(Canada).

            "Borrowing Request" means a request by the Borrower for a Borrowing in accordance with Section 2.03.

            "Business Day" means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term "Business Day" shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

            "Capital Expenditures" of a Person means, for any period, the amount of gross expenditures (including obligations under Capital Leases) made by such Person for fixed or capital assets, real property, plant and equipment, and all renewals, improvements and replacements thereof incurred during such period.

            "Capital Lease Obligations" of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

            "Change in Control" means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of shares representing more than 51% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Borrower; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the board of directors of the Borrower nor (ii) appointed by directors so nominated; or (c) the acquisition of direct or indirect Control of the Borrower by any Person or group.

            "Change in Law" means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender's or the Issuing Bank's holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

            "Chase" means The Chase Manhattan Bank.

            "CIBC Lien" means a Lien held by Canadian Imperial Bank of Commerce on the Receivables of Hall (Canada), to the extent such Lien secures not more than $500,000 at any time outstanding.

            "Citizens" means Citizens Business Credit Company.

            "Class", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Term Loans.

            "Code" means the Internal Revenue Code of 1986, as amended from time to time.

            "Collateral" shall have the meaning ascribed to such term in the Security Agreements, and includes as well as the trademarks and applications therefor described in the Existing Trademark Assignment.

            "Consolidated Capital Expenditures" means, for any period, the Capital Expenditures of the Borrower and its Consolidated Subsidiaries for such period (computed on a consolidated basis in accordance with GAAP).

            "Consolidated Debt Service Coverage Ratio" means, as to any period, the ratio of (a) Consolidated EBITDA for such period, minus taxes paid in cash by the Borrower and its Consolidated Subsidiaries during such period, minus interest expense of the Borrower and its Consolidated Subsidiaries during such period, minus Capital Expenditures made by the Borrower and its Consolidated Subsidiaries during such period, plus Integration Capital Expenditures made by the Borrower and its Consolidated Subsidiaries during such period (all determined on a consolidated basis in accordance with GAAP); to (b) payments required to be made by the Borrower and its Consolidated Subsidiaries on or of Funded Debt during such period (excluding principal payments of Revolving Credit Exposure) (determined on a consolidated basis in accordance with GAAP).

            "Consolidated EBITDA" means, with respect to any period, the EBITDA of the Borrower and its Consolidated Subsidiaries for such period, as determined on a consolidated basis in accordance with GAAP.

            "Consolidated Funded Debt" means Funded Debt of the Borrower and its Consolidated Subsidiaries, as determined on a consolidated basis in accordance with GAAP.

            "Consolidated Net Worth" means, as of any date of determination, the Net Worth of the Borrower and its Consolidated Subsidiaries as of such date, as computed on a consolidated basis in accordance with GAAP.

            "Consolidated Subsidiary" means any Subsidiary whose accounts are or are required to be consolidated with the accounts of the Borrower in accordance with GAAP.

            "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto.

            "Customer" means a buyer of goods from the Borrower.

            "Default" means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

            "Designated Consolidated Leverage Ratio" means, at any time, the ratio for the most recently completed Measuring Period of (a) Average Consolidated Funded Debt for such Measuring Period to (b) Consolidated EBITDA for such Measuring Period (which Consolidated EBITDA shall be annualized, in the case of the first two Measuring Periods).

            "Disclosed Matters" means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

            "dollars" or "$" refers to lawful money of the United States of America.

            "EBITDA" means, with respect to any Person for any period, the sum of (i) Net Income of such Person for such period, (ii) interest expense deducted in determining such Net Income, (iii) Federal, state, local and foreign income taxes deducted in determining such Net Income, (iv) depreciation deducted in determining such Net Income, and (v) amortization of goodwill and other intangibles (including deferred financing costs and debt discounts) deducted in determining such Net Income, in each case determined in accordance with GAAP consistently applied.

            "EDA Bond Agreement" means the Bond Agreement dated as of October 1, 1995 between the Authority and the Borrower, as the same may be amended after the date hereof with the prior written consent of the Agent.

            "EDA Indenture" means the Trust Indenture dated as of October 1, 1995 between the Authority and First Fidelity Bank, National Association (now known as First Union National Bank), as trustee.

            "Effective Date" means the date on which the conditions specified in
Section 4.01 are satisfied (or waived in accordance with Section 9.02).

            "Eligible Inventory" means that Inventory of a Borrowing Base Party which is and continues to be in the sole reasonable discretion of the Agent acceptable to the Agent for the purpose of being eligible for Revolving Loans and New Letters of Credit. The criteria for eligibility may be revised by the Agent from time to time in the exclusive reasonable judgment of the Agent. Inventory shall in no event be deemed to be Eligible Inventory unless it meets the following minimum requirements: (A) it is lawfully owned by and in possession of a Borrowing Base Party and located at a location specified in
Section 3.15 with respect to such Borrowing Base Party or at such other location where all action has been taken to perfect the security interest of the Agent therein, and as to each such location a written landlord's waiver in favor of the Agent (in a form satisfactory to the Agent) shall have been obtained by the Borrower from the landlord of such premises and shall have been provided to the Agent; and it is subject to no Lien of any kind (other than Permitted Encumbrances), and such Borrowing Base Party has the right and power to grant a security interest therein; (B) it is insured as required by Section 5.05 and by the applicable Security Agreement pursuant to policies in full compliance with such requirements; (C) it is in good and merchantable condition; (D) it is to be sold to Customers in the ordinary course of business of the Borrowing Base Party; (E) it is not returned items of Inventory that are damaged or not suitable for resale as new in the ordinary course of business, and it is not obsolete or repossessed items of Inventory, and it is not used goods or goods taken in trade; and (F) the Agent has not notified the Borrower that the Agent, in its sole reasonable judgment, deems such Inventory as unsatisfactory for any reason. Notwithstanding clause (A) of the immediately preceding sentence, Inventory may satisfy the location requirement of such clause (even though such Inventory may not be physically located at a location specified in such clause) if (x) such Inventory is being imported by a Borrowing Base Party, and (y) such Borrowing Base Party has arranged for payment therefor by means of a documentary New Letter of Credit which has been issued, and (z) the Agent has possession of all necessary documents of title for such Inventory. The Agent shall be the sole judge of the value of any Inventory, based upon its good faith analysis of such information as it deems, in its sole reasonable discretion, to be relevant or applicable in making such determination; but such prerogative of the Agent as to valuation shall not in any way whatsoever place the Agent under a duty to the Lenders with respect to the Agent's determination (if any) of value.

            "Eligible Receivables" means those Receivables of a Borrowing Base Party which are and continue to be in the sole reasonable discretion of the Agent acceptable to the Agent for the purpose of being eligible for Revolving Loans and New Letters of Credit. The criteria for eligibility may be revised from time to time by the Agent in the exclusive reasonable judgment of the Agent. A Receivable shall in no event be deemed to be an Eligible Receivable unless it meets the following minimum requirements: (A) it is lawfully owned by a Borrowing Base Party and subject to no Lien of any kind (other than Permitted Encumbrances and, in the case of Receivables of Hall (Canada), the CIBC Lien) or prior assignment, and such Borrowing Base Party has the right of assignment thereof and the power to grant the security interest therein; (B) it is a Receivable that is valid and enforceable (such enforceability being subject to bankruptcy, insolvency, moratorium and other similar laws affecting the enforcement of creditors' rights in general), representing the undisputed indebtedness of a Customer; (C) it is not subject to any defense, setoff or counterclaim, and if it is subject to any credit, deposit, allowance or adjustment, then the amount of such credit, deposit, allowance or adjustment is not included in the amount of the Eligible Receivable; (D) no material part of any goods whose sale has given rise to the Receivable has been returned or lost (unless the same have been replaced by the Borrowing Base Party) or rejected or damaged; (E) the sale was an absolute sale and not on consignment or on approval or on a sale-or-return basis, and such sale is not subject to any other repurchase or return agreement, and such goods have been shipped to the Customer thereunder; (F) it arose in the ordinary course of business of the Borrowing Base Party; (G) the Customer thereunder is not an Affiliate of a Borrowing Base Party; (H) if the Customer is located out of the United States of America or Canada, all amounts owing under such Receivable are (if required by the Agent) backed by a letter of credit issued by a commercial bank, or by credit insurance, in each case satisfactory to the Agent; (I) it does not arise under a Government Contract, unless the Agent is satisfied that all steps have been taken to perfect the Agent's rights with respect thereto under the Federal Assignment of Claims Act; (J) no more than 90 days have elapsed from the invoice date; (K) no notice of the bankruptcy, receivership, reorganization or insolvency of the Customer thereunder has been received by a Borrowing Base Party; (L) it is not payable by a Customer with respect to which 50% or more of the dollar amount of that Customer's Receivables to the Borrowing Base Parties (in the aggregate) remain unpaid more than 91 days from the date of invoice; (M) the Agent has not notified the Borrower that the Receivable is not of a credit quality acceptable to the Agent; (N) it is not a contra, a bill and hold, or a credit and chargeback; and (O) when it is added to the other Receivables of such Customer included in Eligible Receivables, the aggregate amount thereof does not exceed 15% of the aggregate of all Eligible Receivables of the Borrowing Base Parties (except for Costco Wholesale, whose concentration limit may be 45% during the first nine months after the date of this Agreement, 35% thereafter until the date that is 18 months after the date of this Agreement, and 25% thereafter).

            "Environmental Laws" means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

            "Environmental Liability" means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

            "ERISA Affiliate" means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under
Section 414 of the Code.

            "ERISA Event" means (a) any "reportable event", as defined in
Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

            "Eurodollar", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

            "Event of Default" has the meaning assigned to such term in Article VII.

            "Excluded Taxes" means, with respect to the Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender's failure to comply with Section 2.17(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.17(a).

            "Existing Credit Agreement" means the Credit Agreement dated as of April 30, 1996 (as the same has been amended from time to time prior to the Effective Date) among the Borrower, the Banks party thereto and the Agent, as agent. Chase was at all times the sole Bank party to the Existing Credit Agreement.

            "Existing LC Commitment" means, with respect to each Lender, the commitment of such Lender to acquire a participation in the Existing Letter of Credit hereunder, expressed as a percentage of 100% of the Existing Letter of Credit, as such commitment may be reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The Existing LC Commitment of Citizens is subject to a limitation as provided in
Section 2.06(k).

            "Existing LC Disbursement" means a payment made by the Issuing Bank pursuant to the Existing Letter of Credit.

            "Existing LC Exposure" means, at any time, the sum of (a) the aggregate undrawn amount of the Existing Letter of Credit at such time plus (b) the aggregate amount of all Existing LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The Existing LC Exposure of any Lender at any time shall be its Applicable Percentage of the total Existing LC Exposure at such time.

            "Existing Letter of Credit" means the irrevocable direct-pay letter of credit issued on April 30, 1996 by the Issuing Bank for the account of the Borrower and for the benefit of First Union

National Bank (as Trustee under the EDA Indenture) in the original maximum stated amount of $5,106,850. The Existing Letter of Credit was originally issued pursuant to the Existing Credit Agreement and (pursuant to Section 1.04 hereof) is deemed to have been issued and is outstanding pursuant to this Agreement. The current amount of the Existing Letter of Credit is $2,845,572.35.

            "Existing Reimbursement Agreement" means the Letter of Credit Reimbursement Agreement dated April 30, 1996 among the Borrower, IVOSC and the Issuing Bank.

            "Existing Trademark Assignment" means the Trademark Collateral Assignment dated April 30, 1996 from the Borrower to the Agent.

            "Existing UCC's" means all UCC-1 financing statements heretofore filed against any of the Borrowing Base Parties, as debtor, in connection with the Existing Credit Agreement.

            "Facility Documents" means this Agreement, the Notes, the Borrower Security Agreement, the Subsidiary Guaranties, the Subsidiary Security Agreements, the Existing Reimbursement Agreement, and the Existing Trademark Assignment.

            "Federal Funds Effective Rate" means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

            "Fee Letter" means the Fee Letter dated June 15, 1999 from Chase to the Borrower, which was accepted by the Borrower on June 16, 1999.

            "Financial Officer" means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

            "Foreign Lender" means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

            "Formula Amount" is defined in Section 2.01.

            "Funded Debt" means, with respect to any Person, all Indebtedness of such Person (irrespective of whether the maturity thereof is more than one year or less than one year), other than Indebtedness of the character described in clause (g) of the definition of "Indebtedness" in this Section 1.01.

            "GAAP" means generally accepted accounting principles in the United States of America.

            "Government Contract" means an order from or a contract with the United States of America or any department, agency or instrumentality thereof.

            "Governmental Authority" means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

            "Guarantee" of or by any Person (the "guarantor") means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect,
(a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

            "Hall (Canada)" means Hall Laboratories Ltd., a corporation originally organized under the laws of British Columbia and now existing under the laws of Yukon.

            "Hazardous Materials" means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

            "Hedging Agreement" means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

            "Indebtedness" of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

            "Indemnified Taxes" means Taxes other than Excluded Taxes.

            "Integration Capital Expenditures" means the amount of Consolidated Capital Expenditures, not exceeding an aggregate amount of $1,500,000, made during the fiscal year ending July 31, 2000 to effectuate the relocation of the Borrower's Portland, Oregon facility to its Freehold, New Jersey facility (including the acquisition of machinery and equipment for the Freehold facility to replace the Portland facility).

            "Interest Election Request" means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.08.

            "Interest Payment Date" means (a) with respect to any ABR Loan, the first day of each calendar month and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months' duration, each day prior to the last day of such Interest Period that occurs at intervals of three months' duration after the first day of such Interest Period.

            "Interest Period" means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

            "Inventory" shall mean and include, as to each Obligor, all "inventory" (as such quoted term is defined in the New York Uniform Commercial Code as in effect on the date hereof) of such Obligor, whether now owned or hereafter acquired and wherever located, and (to the extent not included therein) all of such Obligor's now owned or hereafter acquired goods, merchandise and other personal property, wherever located, to be furnished under any contract of sale or held for sale or lease, all raw materials, work in process, finished goods or materials and supplies of any kind, nature or description which are or might be used or consumed in such Obligor's business or used in selling or furnishing such goods, merchandise and other personal property, and all documents of title or other documents representing them.

            "Issuing Bank" means Chase, in its capacity as the issuer of Letters of Credit and its successors in such capacity as provided in Section 2.06(i). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term "Issuing Bank" shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

            "IVOSC" means International Vitamin Overseas Sales Corp., a New Jersey corporation.

            "LC Disbursement" means a payment made by the Issuing Bank pursuant to a Letter of Credit.

            "LC Exposure" means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

            "Lenders" means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance.

            "Letters of Credit" means the Existing Letter of Credit and New Letters of Credit.

            "LIBO Rate" means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Page 3750 of the Telerate Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the "LIBO Rate" with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

            "Lien" means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

            "Loans" means the Revolving Loans and the Term Loans.

            "Lockbox Account" is defined in Section 2.04.

            "Material Adverse Effect" means a material adverse effect on (a) the business, assets, operations, prospects or condition, financial or otherwise, of the Borrower and the Subsidiaries taken as a whole, (b) the ability of the Borrower or any of the other Obligors to perform any of its obligations under this Agreement or any of the other Facility Documents or (c) the rights of or benefits available to the Lenders under this Agreement or any of the other Facility Documents.

            "Material Indebtedness" means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Hedging Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $500,000. For purposes of determining Material Indebtedness, the "principal amount" of the obligations of the Borrower or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

            "Maturity Date" means July 31, 2002.

            "Maximum Revolving Amount" is defined in Section 2.01.

            "Measuring Period" means (a) the six-month period ending on January 31, 2000; (b) the nine-month period ending on April 30, 2000; and (c) each 12-month period ending on July 31, 2000 and on the last day of each fiscal quarter of the Borrower thereafter.

            "Multiemployer Plan" means a multiemployer plan as defined in
Section 4001(a)(3) of ERISA.

            "Net Income" means, with respect to any Person for any period, the aggregate net income (or net deficit) of such person equal to the aggregate gross revenues and other proper income for such Person during such period less the aggregate for such Person during such period of (without duplication) (i) cost of goods sold, (ii) interest expense, (iii) operating expenses, (iv) selling, general and administrative expenses, (v) taxes, (vi) depreciation, depletion and amortization of assets and (vii) any other items that are treated by such Person as expenses consistent with GAAP, but excluding from the definition of Net Income any extraordinary gains or losses from the sale or disposition of assets other than in the ordinary course of business, all computed in accordance with GAAP consistently applied. The settlement payment to be received by the Borrower from Roche that is described in Section 4.01(p) shall for purposes of computing Net Income of the Borrower for purposes of this Agreement be deemed to have been received on July 31, 1999.

            "Net Worth" means, as to a Person as of any date of determination, the excess of total assets of such Person over total liabilities of such Person, computed in accordance with GAAP. The settlement payment to be received by the Borrower from Roche that is described in Section 4.01(p) shall for purposes of computing Net Worth of the Borrower for purposes of this Agreement be deemed to have been received on July 31, 1999.

            "New LC Disbursement" means a payment made by the Issuing Bank pursuant to a New Letter of Credit.

            "New LC Exposure" means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding New Letters of Credit at such time plus (b) the aggregate amount of all New LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The New LC Exposure of any Lender at any time shall be its Applicable Percentage of the total New LC Exposure at such time.

            "New Letter of Credit" means any letter of credit (whether a standby letter of credit or a documentary letter of credit) issued by the Issuing Bank pursuant to this Agreement, other than the Existing Letter of Credit.

            "Notes" means the promissory notes executed and delivered by the Borrower to the Lenders (respectively) pursuant to Section 2.10(f) to evidence Loans.

            "Obligations" means the due and punctual payment of (a) principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for payment or prepayment or otherwise, and (b) each payment required to be made by the Borrower under this Agreement in respect of any Letter of Credit or under the Existing Reimbursement Agreement in respect of the Existing Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral, and
(c) all other monetary obligations, including fees, commissions, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Borrower or any of the other Obligors to any or all of the Lenders or the Agent, or that are otherwise payable to any Lender or the Agent, under or in connection with this Agreement or any of the other Facility Documents; and the due and punctual performance of all covenants, agreements, obligations and liabilities of the Borrower or any of the other Obligors under or in connection with this Agreement or any of the other Facility Documents.

            "Obligors" means the Borrower, IVOSC, Hall (Canada) and each entity that hereafter executes and delivers to the Agent a guaranty of the Obligations pursuant to Section 6.04.

            "Other Taxes" means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

            "Payment Office" means the office of the Agent at 200 Jericho Quadrangle, Jericho, New York 11753, Attention: Asset-Based Operations, or such other office as the Agent may designate in writing from time to time.

            "PBGC" means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

            "Permitted Encumbrances" means:

            (a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.04;

            (b) carriers', warehousemen's, mechanics', materialmen's, repairmen's and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;

            (c) pledges and deposits made in the ordinary course of business in compliance with workers' compensation, unemployment insurance and other social security laws or regulations;

            (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business; and

            (e) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

provided that the term "Permitted Encumbrances" shall not include any Lien securing Indebtedness.

            "Permitted Investments" means:

            (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

            (b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from Standard & Poor's or from Moody's Investors Service, Inc.;

            (c) investments in certificates of deposit, banker's acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000; and

            (d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above.

            "Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

            "Plan" means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

            "Prime Rate" means the rate of interest per annum publicly announced from time to time by The Chase Manhattan Bank as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

            "Receivables" shall mean and include, as to each Obligor, all of such Obligor's "accounts" (as such quoted term is defined in the New York Uniform Commercial Code as in effect on the date hereof), whether now owned or hereafter acquired or now existing or hereafter arising, and (to the extent not included therein) all of such Obligor's accounts receivable, contract rights, instruments, documents, chattel paper, general intangibles relating to accounts, drafts and acceptances, and all other forms of obligations owing to such Obligor arising out of or in connection with the sale or lease of Inventory or the rendition of services, all guarantees and other security therefor, whether secured or unsecured, now existing or hereafter created, and whether or not specifically sold or assigned to the Agent hereunder.

            "Register" has the meaning set forth in Section 9.04.

            "Related Parties" means, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's Affiliates.

            "Required Lenders" means, at any time, Lenders having Revolving Credit Exposures, unused Revolving Credit Commitments, Existing LC Exposures and Term Loan Exposures representing more than 70% of the sum of the total Revolving Credit Exposures, unused Revolving Credit Commitments, Existing LC Exposures and Term Loan Exposures at such time.

            "Restricted Payment" means any dividend or other distribution (whether in cash, securities or other property) with respect to any shares of any class of capital stock of the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such shares of capital stock of the Borrower or any option, warrant or other right to acquire any such shares of capital stock of the Borrower.

            "Revolving Credit Commitment" means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in New Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender's Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender's Revolving Credit Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Revolving Credit Commitment, as applicable.

            "Revolving Credit Commitment Percentage" means, with respect to any Lender at any time, a fraction whose numerator is the amount of the Revolving Credit Commitment of such Lender at such time and whose denominator is the aggregate Revolving Credit Commitments of all the Lenders at such time.

            "Revolving Credit Exposure" means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender's Revolving Loans and its New LC Exposure at such time.

            "Revolving Loans" means the revolving loans made by the Lenders to Borrower pursuant to subsection (b) of Section 2.01.

            "Roche" means Hoffmann-La Roche Inc., a New Jersey corporation.

            "Security Agreements" means the Borrower Security Agreement and the Subsidiary Security Agreements.

            "Settlement Date" means the Closing Date and thereafter (a) each Business Day or (b) each Business Day occurring at such intervals as the Agent may from time to time determine in its discretion.

            "Specified Reserves" means reserves against availability under
Section 2.01(b), which reserves may include (but shall not be limited to) (a) 100% of the value (calculated at the higher of cost or fair market value) of slow-moving Inventory and Inventory consisting of work in process, in-transit goods, obsolete goods, promotional goods, seconds and supplies; (b) $500,000 in respect of the Eligible Receivables of Hall (Canada); and (c) a reserve in the amount of $1,500,000 in respect of the integration of the Borrower's Portland, Oregon facility into its Freehold, New Jersey facility, but such $1,500,000 reserve shall be reduced to zero if the Consolidated Debt Service Coverage Ratio is equal to or greater than 1.0 to 1.0 on July 31, 2000 for the four-quarter period then ending or on the last day of any fiscal quarter thereafter for the four-quarter period then ending.

            "Statutory Reserve Rate" means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Agent is subject (a) with respect to the Base CD Rate, for new negotiable nonpersonal time deposits in dollars of over $100,000 with maturities approximately equal to three months, and (b) with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

            "subsidiary" means, with respect to any Person (the "parent") at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

            "Subsidiary" means any subsidiary of the Borrower.

            "Subsidiary Guaranties" means the Amended and Restated Guaranties dated the date hereof from IVOSC and Hall (Canada) respectively in favor of the Agent and the Lenders, and includes as well any guaranty hereafter delivered by any Subsidiary pursuant to Section 6.04.

            "Subsidiary Security Agreements" means the two Amended and Restated Security Agreements dated the date hereof from IVOSC and Hall (Canada), respectively, in favor of the Agent, and includes as well any security agreement hereafter executed and delivered by a Subsidiary pursuant to Section 6.04.

            "Taxes" means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

            "Term Loan Commitment" means, with respect to each Lender, the commitment of such Lender to make a Term Loan hereunder on the Effective Date as set forth on Schedule 2.01.

            "Term Loan Exposure" means, with respect to any Lender at any time, the outstanding principal amount of such Lender's Term Loan at such time.

            "Term Loans" shall mean the term loans made by the Lenders to the Borrower pursuant to subsection (a) of Section 2.01.

            "Three-Month Secondary CD Rate" means, for any day, the secondary market rate for three-month certificates of deposit reported as being in effect on such day (or, if such day is not a Business Day, the next preceding Business
Day) by the Board through the public information telephone line of the Federal Reserve Bank of New York (which rate will, under the current practices of the Board, be published in Federal Reserve Statistical Release H.15(519) during the week following such day) or, if such rate is not so reported on such day or such next preceding Business Day, the average of the secondary market quotations for three-month certificates of deposit of major money center banks in New York City received at approximately 10:00 a.m., New York City time, on such day (or, if such day is not a Business Day, on the next preceding Business Day) by the Agent from three negotiable certificate of deposit dealers of recognized standing selected by it.

            "Transactions" means the execution, delivery and performance by the Borrower and the other Obligors of this Agreement and the other Facility Documents, the borrowing of Loans, and the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

            "Trustee" means First Union National Bank (formerly known as First Fidelity Bank, National Association) as trustee under the EDA Indenture.

            "Type", when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

            "Week" means the time period commencing with a Thursday and ending on the following Wednesday.

            "Withdrawal Liability" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

            SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a "Revolving Loan" or a "Term Loan") or by Type (e.g., a "Eurodollar Loan or an "ABR Loan") or by Class and Type (e.g., a "Eurodollar Revolving Loan"). Borrowings also may be classified and referred to by Class (e.g., a "Revolving Borrowing" or a "Term Borrowing") or by Type (e.g., a "Eurodollar Borrowing" or an "ABR Borrowing") or by Class and Type (e.g., a "Eurodollar Revolving Borrowing").

            SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

            SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

            SECTION 1.05. Existing Credit Agreement and Related Documents. (a) From and after the Effective Date, this Agreement amends and restates in its entirety the Existing Credit Agreement. All loans outstanding under the Existing Credit Agreement immediately prior to the Effective Date shall be paid in full out of the initial Borrowing under this Agreement. All interest and fees in respect of such loans that are accrued under the Existing Credit Agreement and unpaid as of the Effective Date shall be paid by the Borrower either (at the option of the Agent) on the Effective Date or thereafter upon demand by the Agent.

            (b) The Existing Letter of Credit shall continue to be outstanding and shall remain in full force and effect. For purposes of this Agreement, the Existing Letter of Credit shall (from and after the Effective Date) be deemed to have been issued and to be outstanding under this Agreement. All fees with respect to the Existing Letter of Credit that are accrued under the Existing Credit Agreement and unpaid as of the Effective Date shall be paid by the Borrower on the Effective Date or thereafter upon demand by the Agent.

            (c) The Existing Reimbursement Agreement and the Existing Trademark Assignment shall remain in full force and effect.

            (d) From and after the Effective Date, the Subsidiary Guaranties amend and restate in their entirety the guaranty dated April 30, 1996 (as the same has been amended prior to the date hereof) executed by IVOSC and Hall (Canada) in connection with the Existing Credit Agreement.

            (e) From and after the Effective Date, the Security Agreements amend and restate in their entirety the three security agreements dated April 30, 1996 (as the same have been amended prior to the date hereof) from the Borrower, IVOSC and Hall (Canada) respectively in favor of the Agent, without any interruption in the effectiveness of the Lien granted pursuant to such security agreements.

            (f) The Existing UCC's remain in full force and effect and are effective to perfect the Lien of the Agent on the Collateral as security for the Obligations. Any filing by the Agent of new UCC-1 financing statements against the Borrower, IVOSC and Hall (Canada) in connection with this

Agreement is a precautionary matter and shall not be construed to impair the continuing effectiveness of the Existing UCC's.

                                   ARTICLE II

                                   The Credits

            SECTION 2.01. Term Loan and Revolving Credit Commitments. (a) Subject to the terms and conditions set forth herein, each Lender agrees to make a Term Loan to the Borrower on the Effective Date in a principal amount equal to such Lender's Term Loan Commitment. The Term Loan Commitments are not revolving in nature, and amounts repaid or prepaid may not be reborrowed.

            (b) Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in either (i) such Lender's Revolving Credit Exposure exceeding such Lender's Revolving Credit Commitment, or (ii) the aggregate of all the Lenders' Revolving Credit Exposures exceeding the lesser of:

                  (x)   $22,000,000 (the "Maximum Revolving Amount"); or

                  (y) the amount (the "Formula Amount") that is equal to the Borrowing Base at such time, less all interest, fees, charges and other amounts required to be paid by the Borrower or any other Obligor to the Agent or any Lender under or in connection with this Agreement or any other Facility Document that have then accrued, less such reserves (including the Specified Reserves) as the Agent may reasonably deem proper and necessary from time to time in its sole discretion.

Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

            SECTION 2.02. Loans and Borrowings. (a) Each Term Loan shall be made as part of a Borrowing consisting of Term Loans made by the Lenders ratably in accordance with their respective Term Loan Commitments. Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Revolving Credit Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender's failure to make Loans as required.

            (b) Subject to Section 2.14, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

            (c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000 per Lender. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of five Eurodollar Borrowings outstanding.

            (d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

            SECTION 2.03. Funding of Borrowings. (a) To request a Borrowing, the Borrower shall notify the Agent of such request by telephone (i) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (ii) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the Business Day that is the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Agent of a written Borrowing Request in a form approved by the Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

            (aa) the aggregate amount of the requested Borrowing;

            (bb) the date of such Borrowing, which shall be a Business Day;

            (cc) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

            (dd) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term "Interest Period"; and

            (ee) the location and number of the Borrower's account to which funds are to be disbursed, which shall comply with the requirements of subsection (c) of this Section.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month's duration. Promptly following receipt of a Borrowing Request in accordance with this subsection, the Agent shall advise each Lender of the details thereof and of the amount of such Lender's Loan to be made as part of the requested Borrowing.

            (b) In addition to the requests for Borrowings provided for in subsection (a) of this Section, the Borrower hereby irrevocably requests, in advance, ABR Revolving Loans in the amount of any amount (including presentment of checks for payment on any demand deposit or disbursement account of the Borrower with the Agent) required to be paid as interest, fees or other charges under this Agreement, any other Facility Document or any other agreement with the Agent or any Lender or with respect to any other Obligation, when such amount becomes due.

            (c) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Agent most recently designated by it for such purpose by notice to the Lenders. The Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Agent in New York City and designated by the Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Agent to the Issuing Bank; and provided further that Revolving Loans made pursuant to the request contained in subsection (b) of this Section shall be disbursed to the Agent to be applied to the outstanding Obligations giving rise to such request. Each charge by the Agent to the Borrower's Revolving Account for any such amount shall constitute an ABR Revolving Borrowing and shall increase the amount of the outstanding Obligations.

            (d) Notwithstanding anything to the contrary contained in subsection
(c) of this Section (with respect to the funding of Revolving Loans) or in
Section 2.18 (with respect to the payment of Revolving Loans), commencing on the first Business Day following the Effective Date, the ABR Revolving Loans in each ABR Revolving Borrowing shall be funded initially by the Agent, and each payment of Revolving Loans shall be applied first to the ABR Revolving Loans funded by the Agent. If the Agent determines to settle with the Lenders on a weekly basis (or on the basis of any other interval other than daily on each Business Day), then on or before 1:00 p.m. (New York City time) on each Settlement Date commencing with the first Settlement Date following the Effective Date, the Agent and the Lenders shall make certain payments as follows:

            (i) if the aggregate amount of Revolving Loans made by the Agent during the applicable Week (or other such interval) exceeds the aggregate amount of repayments applied to outstanding Revolving Loans during such Week (or such other interval), then each Lender shall provide the Agent with funds in the amount of its Revolving Credit Commitment Percentage such excess; and

            (ii) if the aggregate amount of repayments applied to outstanding Revolving Loans during the applicable Week (or such other interval) exceeds the aggregate amount of Revolving Loans made by the Agent during such Week (or such other interval), then the Agent shall provide each Lender with its Revolving Credit Commitment Percentage of such excess.

If the Agent determines to settle with the Lenders on a weekly basis (or on the basis of any other interval other than daily on each Business Day), the Agent shall submit to each Lender a certificate with respect to payments received and Revolving Loans made during the applicable Week (or such other interval). In all events, such fundings by the Agent shall be subject to the provisions of Section
2.07. As among the Agent and the Lenders, each shall be entitled to the interest required to be paid by the Borrower hereunder on the ABR Revolving Loans on the basis of the ABR Revolving Loans which it has funded.

            SECTION 2.04. Collections and Application. (a) The Borrower shall, and shall cause each other Obligor to, instruct all their respective account debtors to make all payments on account of Receivables to a lockbox account for such Obligor under the Agent's dominion and control established by such Obligor at the Agent (a "Lockbox Account"). There shall be a separate Lockbox Account for each separate Obligor. All funds deposited in a Lockbox Account shall immediately be deemed to be the Agent's property to be transferred to the Blocked Account for such Obligor as provided below. The Borrower shall, and shall cause each other Obligor, to execute all such documentation as the Agent may deem necessary to establish the Lockbox Accounts.

            (b) The Agent shall transfer all funds deposited in a Lockbox Account for an Obligor to a blocked account for such Obligor under the Agent's dominion and control established by such Obligor at the Agent (a "Blocked Account"). There shall be a separate Blocked Account for each separate Obligor. All funds deposited in a Blocked Account shall immediately become the property of the Agent to be applied by the Agent to the Obligations as provided in subsection (d) of this Section. All proceeds of Collateral received by any Obligor on account of any Collateral shall be held by such Obligor in trust for the Agent, and Borrower shall, and shall cause each other Obligor to, promptly deposit all such payments into the Blocked Account of the applicable Obligor. The Borrower shall, and shall cause each other Obligor to, execute all such documentation as the Agent may deem necessary to establish the Blocked Accounts.

            (c) Notwithstanding subsections (a) and (b) of this Section, Hall (Canada) shall not be required to cause its account debtors to remit their payments to its Lockbox Account or to remit the proceeds of other Collateral received by it to its Blocked Account, unless and until the Agent directs Hall (Canada) to do so in writing.

            (d) The Borrower recognizes that the amounts evidenced by checks, notes, drafts or any other items of payment relating to the Receivables or any other Collateral or that are the proceeds of Receivables or any other Collateral may not be collectible by the Agent on the date received. In consideration of the Agent's agreement to conditionally credit the Borrower's Revolving Account on the Business Day on which the Agent receives those items of payment, in computing the charges under this Agreement all items of payment shall be deemed applied by the Agent on account of the Obligations two (2) Business Days after deposit in the applicable Blocked Account, subject to final payment and collection; provided however that all items of payment received by the Agent by wire transfer or other same-day funds shall be deemed applied by the Agent on account of the Obligations on the same day of receipt in the Blocked Account of such funds if such funds are received in such Blocked Account not later than 3:00 p.m. (New York City time) on such date. The Agent is not required to credit the Borrower's Revolving Account for the amount of any item of payment which is unsatisfactory to the Agent, and the Agent may charge the Borrower's Revolving Account for the amount of any item of payment which is returned to the Agent unpaid.

            (e) The Agent shall have the continuing and exclusive right to apply or reverse and re-apply any payment and any and all proceeds of Collateral to any Obligations. To the extent that any Obligor makes a payment or the Agent or any Lender receives any payment or proceeds of Collateral for any Obligor's benefit which is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor-in-possession, receiver, custodian or any other Person under any bankruptcy, insolvency or reorganization law or under common law or otherwise, then to such extent the Obligations shall be revived and continue as if such payment or proceeds had not been received by the Agent or such Lender.

            (f) The Agent shall maintain, in accordance with its customary procedures, a loan account in the name of the Borrower (the "Borrower's Revolving Account"), in which shall be recorded the date and amount of each Revolving Loan and New Letter of Credit and the date and amount of each payment in respect thereof; provided, however, that any failure by the Agent to record the date and amount of any Revolving Loan or New Letter of Credit shall not adversely affect the Agent or any Lender. For each month, the Agent shall send to the Borrower a statement showing the accounting for the Revolving Loans made and New Letters of Credit issued, payments made or credited in respect thereof, and other transactions between the Agent and the Lenders (on the one hand) and the Borrower (on the other hand) during such month. The monthly statements shall be deemed correct and binding upon the Borrower in the absence of manifest error and shall constitute an account stated among the Agent, the Lenders and the Borrower, unless the Agent receives a written statement of the Borrower's specific exceptions thereto within 60 days after such statement is received by the Borrower. The records of the Agent with respect to the Borrower's Revolving Account shall be prima facie evidence of the amounts of the Revolving Loans, New Letters of Credit and other charges thereto and of payments applicable thereto.

            SECTION 2.05. [Reserved.]

            SECTION 2.06. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of New Letters of Credit for its own account, in a form reasonably acceptable to the Agent and the Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

            (b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a New Letter of Credit (or the amendment, renewal or extension of an outstanding New Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a New Letter of Credit, or identifying the New Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such New Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such New Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such New Letter of Credit. If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank's standard form in connection with any request for a New Letter of Credit. A New Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each New Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the New LC Exposure shall not exceed $1,000,000 and (ii) the sum of the total Revolving Credit Exposures shall not exceed the lesser of the Maximum Revolving Amount or the Formula Amount at such time.

            (c) Expiration Date. Each New Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such New Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date.

            (d) Participations. By the execution and delivery by a Lender of this Agreement or of an Assignment and Assumption, and without any further action on the part of the Issuing Bank or the Lenders, such Lender hereby acquires from the Issuing Bank, and the Issuing Bank hereby grants to such Lender, a participation in the Existing Letter of Credit equal to such Lender's Applicable Percentage of the aggregate amount available to be drawn under the Existing Letter of Credit. By the issuance of a New Letter of Credit (or an amendment to a New Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, each Lender hereby acquires from the Issuing Bank, and the Issuing Bank hereby grants to each Lender, a participation in such New Letter of Credit equal to such Lender's Applicable Percentage of the aggregate amount available to be drawn under such New Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Agent, for the account of the Issuing Bank, such Lender's Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower by the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

            (e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit (other than an Existing LC Disbursement for which the Borrower shall have paid the Agent in advance as required by Section 3.01 (a) and (b) of the Existing Reimbursement Agreement), the Borrower shall reimburse such LC Disbursement by paying to the Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on
(i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that, if such LC Disbursement is a New LC Disbursement, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an ABR Revolving Borrowing in an equivalent amount and, to the extent so financed, the Borrower's obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing. If the Borrower fails to make such payment when due, the Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender's Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Agent of any payment from the Borrower pursuant to this paragraph, the Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

            (f) Obligations Absolute. The Borrower's obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower's obligations hereunder. Neither the Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank's failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or wilful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

            (g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.

            (h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

            (i) Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Agent, the replaced Issuing Bank and the successor Issuing Bank. The Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term "Issuing Bank" shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an

Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

            (j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Agent, in the name of the Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of
Article VII. Such deposit shall be held by the Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Agent and at the Borrower's risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

            (k) Citizen's Commitment. The Existing LC Commitment of Citizens as to the amount of Existing Letter of Credit that is undrawn as of the close of business on the Maturity Date shall automatically be assigned to the Issuing Bank as of the close of business on the Maturity Date, and Citizens shall thereafter have no further participation in the undrawn amount of the Existing Letter of Credit. Nothing in the immediately preceding sentence shall apply to any Existing LC Disbursement that shall have been made on or before the Maturity Date.

            SECTION 2.07. Assumption as to Fundings. Unless the Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Agent such Lender's share of such Borrowing, the Agent may assume that such Lender has made such share available to the Agent on such date in accordance with Section 2.03 (or will make such share available on the next Settlement Date, in the case of ABR Revolving Loans when the Agent determines to settle with the Lenders on a basis other than daily on each Business Day) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Agent on such proposed date of Borrowing (or does not in fact make its share thereof available to the Agent on the next Settlement Date, in the case of an ABR Revolving Loans where the Agent determines to settle with the Lenders on a basis other than daily on each Business Day), then the applicable Lender and the Borrower severally agree to pay to the Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower (or such Settlement Date, if applicable) to but excluding the date of payment to the Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Agent, then such amount shall constitute such Lender's Loan included in such Borrowing.

            SECTION 2.08. Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

            (b) To make an election pursuant to this Section, the Borrower shall notify the Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Agent of a written Interest Election Request in a form approved by the Agent and signed by the Borrower.

            (c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

            (i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

            (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

            (iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

            (iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term "Interest Period".

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month's duration, in the case of a Eurodollar Borrowing.

            (d) Promptly following receipt of an Interest Election Request, the Agent shall advise each Lender of the details thereof and of such Lender's portion of each resulting Borrowing.

            (e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

            SECTION 2.09. Termination and Reduction of Revolving Credit Commitments. (a) Unless previously terminated, the Revolving Credit Commitments shall terminate on the Maturity Date.

            (b) The Borrower may at any time terminate, or from time to time reduce, the Revolving Credit Commitments; provided that (i) each reduction of the Revolving Credit Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $3,000,000 and (ii) the Borrower shall not terminate or reduce the Revolving Credit Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.11, the sum of the Revolving Credit Exposures would exceed the total Revolving Credit Commitments.

            (c) The Borrower shall notify the Agent of any election to terminate or reduce the Revolving Credit Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Revolving Credit Commitments shall be permanent. Each reduction of the Revolving Credit Commitments shall be made ratably among the Lenders in accordance with their respective Revolving Credit Commitments.

            (d) If the Borrower terminates or reduces the Revolving Credit Commitments prior to the first anniversary of the Effective Date, the Borrower shall pay to the Agent for the ratable benefit of the Lenders (in accordance with their respective Revolving Credit Commitment Percentages) an early termination or reduction fee in the amount of one percent (1%) of the Maximum Revolving Amount (in the case of a termination) or one percent (1%) of the amount of such reduction (in the case of a reduction).

            SECTION 2.10. Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan of such Lender on the Maturity Date.

            (b) The Term Loan Borrowings shall be due and payable as to principal in 12 consecutive quarterly installments of $257,500 each, beginning on October 31, 1999 and continuing on the last day of each fiscal quarter of the Borrower thereafter, and the remaining principal amount of the Term Loan Borrowings shall be due and payable in full on the Maturity Date. The Borrower hereby unconditionally promises to pay to the Agent for the account of each Lender the principal amount of the Term Loan of such Lender, on the dates set forth in the immediately preceding sentence and in such Lender's ratable share (based on its Term Loan Exposure as compared to the aggregate Term Loan Exposures of all the Lenders) of the amounts set forth in the immediately preceding sentence.

            (c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

            (d) The Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Agent hereunder for the account of the Lenders and each Lender's share thereof.

            (e) The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

            (f) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender and in substantially the form attached hereto as Exhibit A-1 (in the case of Revolving Loans) or Exhibit A-2 (in the case of a Term Loan). Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein.

            SECTION 2.11. Prepayment of Loans. (a) The Borrower may at any time and from time to time to prepay any Borrowing in whole or in part, subject (in the case of a Term Loan Borrowing or a Eurodollar Revolving Borrowing) to prior notice in accordance with paragraph (b) of this Section, and subject to the payment of the amounts required to be paid pursuant to this Section and (in the case of a Eurodollar Borrowing) Section 2.16.

            (b) The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Term Loan Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Revolving Credit Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Borrowing, the Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Eurodollar Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

            (c) If the aggregate of the Revolving Credit Exposures of all the Lenders at any time exceeds the lesser of the Maximum Revolving Amount or the Formula Amount at such time, the Borrower shall immediately prepay Revolving Loans to such an extent that there is no such excess.

            (d) If the Term Loans are prepaid in whole or in part prior to the first anniversary of the Effective Date, the Borrower shall pay to the Agent for the ratable benefit of the Lenders (in accordance with the respective unpaid principal amounts of their Term Loans) a prepayment fee in the amount of one percent (1%) of the amount so prepaid (except as otherwise provided in subsection (f) of this Section).

            (e) If, as to any fiscal year of the Borrower, the amount of (i) Consolidated EBITDA for such year, less (ii) the amount of income taxes of the Borrower and its Consolidated Subsidiaries paid in cash in such year, less (iii) interest expense of the Borrower and its Consolidated Subsidiaries for such year, minus (iv) Consolidated Capital Expenditures for such year, exceeds zero, then the Borrower shall prepay the Term Loans by an amount equal to fifty percent (50%) of such excess. Such prepayment shall be made not later than 90 days after the end of each fiscal year in which there is such an excess.

            (f) If the Borrower or any Subsidiary sells any of its equipment (as the term "equipment" is defined in the New York Uniform Commercial Code as of the date hereof), the Borrower shall prepay the Term Loans by an amount equal to 100% of the gross sales proceeds less ordinary and reasonable selling expenses. Such prepayment shall be made within ten days after the receipt by the Borrower or such Subsidiary of such proceeds. The Borrower shall not be required to pay the prepayment fee described in subsection (d) of this Section as to a prepayment made pursuant to this subsection.

            (g) Any prepayment of Term Loans shall be applied in the inverse order of maturity.

            SECTION 2.12. Fees. (a) If for any quarter the average daily unpaid amount of the Revolving Credit Exposure for each day of such quarter does not equal the Maximum Revolving Amount, then the Borrower shall pay to the Agent for the ratable benefit of the Lenders a facility fee equal to product of (i) the Applicable Rate per annum multiplied by (ii) the amount by which the Maximum Revolving Amount exceeds such average daily unpaid amount. Such fee shall be payable to the Agent quarterly in arrears on the first day of each calender quarter, commencing with the first calendar quarter following the Effective Date, and on the Maturity Date. The facility fee shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed. Computation of such average for the quarter in which the Effective Date occurs, and for the quarter in which the Maturity Date occurs, shall be appropriately pro-rated..

            (b) The Borrower agrees to pay to the Agent for the account of each Lender a participation fee with respect to its participation in the Existing Letter of Credit, which shall accrue at the Applicable Rate on the average daily amount of such Lender's Existing LC Exposure (excluding any portion thereof attributable to unreimbursed Existing LC Disbursements) during the period from and including the Effective Date to but excluding the date on which such Lender ceases to have any Existing LC Exposure. The Borrower also agrees to pay to the Agent for the account of each Lender a participation fee with respect to its participation in New Letters of Credit, which shall accrue at the Applicable Rate on the average daily amount of such Lender's New LC Exposure (excluding any portion thereof attributable to unreimbursed New LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender's Revolving Credit Commitment terminates and the date on which such Lender ceases to have any New LC Exposure. The Borrower also agrees to pay to the Issuing Bank a fronting fee, which shall accrue at the rate per annum separately agreed upon between the Borrower and the Issuing Bank in the Fee Letter, on the average daily amount of the New LC Exposure (excluding any portion thereof attributable to unreimbursed New LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of the termination of the Revolving Credit Commitments and the date on which there ceases to be any New LC Exposure, as well as the Issuing Bank's standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Credit Commitments terminate and any such fees accruing after the date on which the Revolving Credit Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed.

            (c) The Borrower agrees to pay to the Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Agent in the Fee Letter. The Borrower shall also pay to the Agent on demand all usual and customary fees and expenses of the Agent in connection with the Lockbox Accounts and the Blocked Accounts.

            (d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of facility fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances (absent manifest error).

            SECTION 2.13. Interest. (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

            (b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

            (c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

            (d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Revolving Credit Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

            (e) All interest hereunder shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Agent, and such determination shall be conclusive absent manifest error.

            SECTION 2.14. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

            (a) the Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

            (b) the Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

            SECTION 2.15. Increased Costs. (a) If any Change in Law shall:

            (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank; or

            (ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans or made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

            (b) If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender's or the Issuing Bank's capital or on the capital of such Lender's or the Issuing Bank's holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender's or the Issuing Bank's holding company could have achieved but for such Change in Law (taking into consideration such Lender's or the Issuing Bank's policies and the policies of such Lender's or the Issuing Bank's holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender's or the Issuing Bank's holding company for any such reduction suffered.

            (c) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

            (d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's or the Issuing Bank's right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender's or the Issuing Bank's intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

            SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(b) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

            SECTION 2.17. Taxes. (a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Agent, or Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and

(iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

            (b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

            (c) The Borrower shall indemnify the Agent, and each Lender and the Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Agent, or such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Bank, or by the Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

            (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

            (e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.

            SECTION 2.18. Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Agent at the Payment Office, except payments to be made directly to the Issuing Bank as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

            (b) If at any time insufficient funds are received by and available to the Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied
(i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

            (c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

            (d) Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation.

            (e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.03, 2.06(d) or (e), 2.07 or 2.18(d), then the Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Agent for the account of such Lender to satisfy such Lender's obligations under such Sections until all such unsatisfied obligations are fully paid.

                                   ARTICLE III

                         Representations and Warranties

            The Borrower represents and warrants to the Lenders that:

            SECTION 3.01. Organization; Powers; Subsidiaries. (a) Each of the Borrower and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

            (b) Schedule 3.01 is a complete and accurate list of the Subsidiaries of the Borrower, showing the jurisdiction of organization of each Subsidiary and showing the percentage of the Borrower's (or another Subsidiary's) ownership of the outstanding stock (or other equity interests) of each Subsidiary.

            (c) Neither the Borrower nor any Subsidiary is a partner in any partnership, other than Hidel Partners (of which the Borrower owns 100% of the partnership interests).

            SECTION 3.02. Authorization; Enforceability. (a) The Transactions are within the Borrower's corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action. Each of this Agreement and the other Facility Documents to which the Borrower is a party has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

            (b) Each Facility Document to which any Subsidiary is a party is within the corporate power of such Subsidiary, has been duly authorized, executed and delivered by such Subsidiary and is a legal, valid and binding obligation of such Subsidiary, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

            SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions
(a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any of its Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any of its Subsidiaries or any of their respective assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries.

            SECTION 3.04. Financial Condition; No Material Adverse Change. (a) The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended July 31, 1998, reported on by Amper Politziner & Mattia P.A., independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended April 30, 1999, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its Consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause
(ii) above.

            (b) Since July 31, 1998, there has been no material adverse change in the business, assets, operations, prospects or condition, financial or otherwise, of the Borrower and its Subsidiaries, taken as a whole. The Lenders acknowledge that in July 1999 the Borrower effectuated an eight for one reverse stock split as to its capital stock.

            SECTION 3.05. Properties. (a) Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

            (b) Each of the Borrower and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

            (c) None of the properties of the Borrower or any Subsidiary is subject to any Lien, other than (i) Permitted Encumbrances, (ii) Liens in favor of the Agent, (iii) Liens identified in Schedule 6.02, and (iv) until the Effective Date, Liens in favor of Roche.

            SECTION 3.06. Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement or any of the other Facility Documents or the Transactions.

            (b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

            (c) Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

            SECTION 3.07. Compliance with Laws and Agreements. Each of the Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

            SECTION 3.08. Investment and Holding Company Status. Neither the Borrower nor any of its Subsidiaries is (a) an "investment company" as defined in, or subject to regulation under, the

Investment Company Act of 1940 or (b) a "holding company" as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

            SECTION 3.09. Taxes. Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

            SECTION 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Receivableing Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan.

            SECTION 3.11. Disclosure. The Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

            SECTION 3.12. Year 2000. Any reprogramming required to permit the proper functioning, in and following the year 2000, of (i) the Borrower's computer systems and (ii) equipment containing embedded microchips (including systems and equipment supplied by others or with which Borrower's systems interface) and the testing of all such systems and equipment, as so reprogrammed, will be completed by September 30, 1999. The cost to the Borrower of such reprogramming and testing and of the reasonably foreseeable consequences of year 2000 to the Borrower (including, without limitation, reprogramming errors and the failure of others' systems or equipment) will not result in a Default or a Material Adverse Effect. The computer and management information systems of the Borrower and its Subsidiaries are and, with ordinary course upgrading and maintenance, will continue for the term of this Agreement to be, sufficient to permit the Borrower to conduct its business without Material Adverse Effect.

            SECTION 3.13. Solvency.

            (a) The present fair saleable value of the assets of the Borrower after giving effect to all the Transactions and the funding of the Revolving Credit Commitments and the Term Loan Commitments hereunder exceeds the amount that will be required to be paid on or in respect of the existing debts and other liabilities (including contingent liabilities) of the Borrower and its Subsidiaries as they mature.

            (b) The property of the Borrower does not constitute unreasonably small capital for the Borrower to carry out its business as now conducted and as proposed to be conducted including the capital needs of the Borrower.

            (c) The Borrower does not intend to, nor does it believe that it will, incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be received by the Borrower, and of amounts to be payable on or in respect of debt of the Borrower). The cash available to the Borrower, after taking into account all other anticipated uses of the cash of the Borrower, is anticipated to be sufficient to pay all such amounts on or in respect of debt of the Borrower when such amounts are required to be paid.

            (d) The Borrower does not believe that final judgments against it in actions for money damages will be rendered at a time when, or in an amount such that, the Borrower will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum reasonable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered). The cash available to the Borrower after taking into account all other anticipated uses of the cash of the Borrower (including the payments on or in respect of debt referred to in paragraph (c) of this Section 3.13), is anticipated to be sufficient to pay all such judgments promptly in accordance with their terms.

            SECTION 3.14. As to the EDA Irvington Financing. None of the provisions of any of:

                  (i)   the EDA Indenture;

                  (ii)  the EDA Bond Agreement; or

                  (iii) the Remarketing Agreement dated as of October 1, 1995 between the Borrower and First Fidelity Bank, N.A.

has been modified or waived, and all of such documents are in full force and effect. The Borrower is not in default under any of such documents.

            SECTION 3.15. As to Collateral. (a) Schedule 3.15(A) hereto accurately sets forth as to each of the Borrower and each Subsidiary, the address of (i) its chief executive office and (if different) the place at which it keeps its records regarding its accounts receivable; and (ii) each place in which it keeps any inventory, equipment or fixtures.

            (b) During the five years preceding the Effective Date, neither the Borrower nor any Subsidiary has been known by any name other than its current name, except for the following names:

                  (i)   Hall Laboratories, Inc.
                  (ii)  International Vitamin Corporation

            (c) With respect to the Borrowing Base Certificate most recently submitted to the Agent, each Receivable included thereon within the category of Eligible Receivables satisfies all the minimum requirements for eligibility set forth in the definition of "Eligible Receivables" in Section 1.01 of this Agreement; and each item of Inventory included thereon within the category of "Eligible Inventory" satisfies all the minimum requirements for eligibility contained in the definition of "Eligible Inventory" in Section 1.01 of this Agreement.

            (d) The registered trademarks and trademark applications identified in the Existing Trademark Assignment comprise all of the registered trademarks and trademark applications of the Borrower and all of the Subsidiaries.

            (e) Schedule 3.15(B) accurately identifies the name and address of the record title owner of each facility that is leased to the Borrower or to any of the Subsidiaries.

                                   ARTICLE IV

                                   Conditions

            SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue New Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

            (a) The Agent shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

            (b) The Agent shall have received from each party to each other Facility Document either (i) a counterpart thereof signed on behalf of such party or (ii) written evidence satisfactory to the Agent (which may include telecopy transmission of a signed signature page thereof) that such party has signed a counterpart of such Facility Document; together with appropriate signed UCC-1 financing statements.

            (c) The Agent shall have received a favorable written opinion (addressed to the Agent and the Lenders and dated the Effective Date) of Edell & Associates, counsel for the Borrower and the other Obligors (substantially in the form of Exhibit B) and of Campney & Murphy, British Columbia counsel for Hall (Canada) and Preston Willis & Lackowicz, Yukon counsel for Hall (Canada) (both in a form satisfactory to the Agent); provided however that the Agent may (in its discretion) waive the requirement that the opinions of Campney & Murphy and of Preston Willis & Lackowicz be delivered by the Effective Date, but if the Agent does so waive such requirement the Borrower shall cause such opinions to be rendered within ten Business Days after the Effective Date. The Borrower hereby requests such counsel to deliver such opinions.

            (d) The Agent shall have received such documents and certificates as the Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower and each Subsidiary, the authorization of the Transactions and any other legal matters relating to the Borrower and each Subsidiary, this Agreement, the other Facility Documents or the Transactions, all in form and substance satisfactory to the Agent and its counsel.

            (e) The Agent shall have received such lien searches as the Agent or its counsel may reasonably request.

            (f) The Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.

            (g) The Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder or under the Fee Letter.

            (h) The Agent shall have received such landlord's waivers as the Agent may request from the owners (and, if applicable, sublandlords) of the facilities leased to the Borrower or to any Subsidiary in Freehold, New Jersey, Irvington, New Jersey, Portland, Oregon, and elsewhere, duly executed by such owners (and, if applicable, such sublandlords), all in form and substance satisfactory to the Agent.

            (i) The Agent shall have received a certificate of insurance (in form and substance satisfactory to the Agent) evidencing (i) that property insurance is in effect on the equipment, fixtures and inventory of the Borrower and each Subsidiary, and that the Agent has been named in a lender-loss payable endorsement to the policy of such insurance; and (ii) that liability (including product liability) insurance is in effect as to the Borrower and each Subsidiary, and that the Agent is named as an additional insured with respect thereto.

            (j) The Agent shall have received appraisal reports as to the machinery and equipment of the Borrower and the Subsidiaries performed by an appraisal firm satisfactory to the Agent and at the cost of the Borrower, each of which shall be satisfactory in form and substance to the Agent.

            (k) The Agent shall have received evidence satisfactory to it that the total amount of Revolving Loans available to be borrowed by the Borrower on the Effective Date is at least $6,000,000 more than the sum of
      (x) the principal amount of the Revolving Loans to be borrowed by the Borrower on the Effective Date, and (y) any New Letters of Credit to be obtained by the Borrower on the Effective Date.

            (l) The Agent shall have received from the Borrower a management-prepared preliminary balance sheet, income statement and cash flow statement for the fiscal year ended July 31, 1999, indicating a Consolidated EBITDA of not less than $6,400,000 (excluding non-cash write downs of not more than $6,500,000 associated with the sale of Vitamin Specialties Corp., a former Subsidiary of the Borrower).

            (m) The Agent shall have received from the Borrower a management-prepared, projected consolidated balance sheet, income statement and cash flow statement as of the end of each quarter during the fiscal year ending July 31, 2000, and a management-prepared, projected annual balance sheet and income statement for each of the fiscal years ending July 31, 2001 and July 31, 2002, prepared in reasonable detail and with an explanation of the significant assumptions on the basis of which they are prepared, all of which shall be in form and substance satisfactory to the Agent.

            (n) The Agent shall have received a letter, in form and substance satisfactory to the Agent, from Banque Nationale de Paris and the Authority (which are parties to a mortgage financing of the Borrower's Freehold, New Jersey premises) consenting to the obtaining by the Borrower of credit hereunder and to the grant by the Subsidiaries of their respective Subsidiary Guaranties and to the grant by the Borrower and the Subsidiaries of the Lien in favor of the Agent on the Collateral.

            (o) The Agent shall have received evidence that all equipment leases between Chase or any of its affiliates (as lessor) and the Borrower or any Subsidiary (as lessee) have been paid or prepaid in full.

            (p) The Agent shall have received written evidence satisfactory to it (i) that a closing has occurred under a certain settlement between the Borrower and Roche with respect to certain price-fixing and other anticompetitive matters, and (ii) that, in connection with such settlement, Roche has made a cash payment to the Borrower of at least $11,500,000 less the amount (not in excess of $5,500,000) of past due payables owing by the Borrower to Roche, and (iii) that the guaranty by Roche of the Borrower's obligations in respect of Facility B under the Existing Credit Agreement has been cancelled by the Agent, and (iv) that all Liens of Roche on the assets and properties of the Borrower and its Subsidiaries and Vitamin Specialties Corp. have been discharged (and copies of such discharges shall have been provided to the Agent if requested).

The Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Bank to issue New Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived) at or prior to 3:00 p.m., New York City time, on September 30, 1999 (and, in the event such conditions are not so satisfied or waived, the Revolving Credit Commitments and the Term Loan Commitments shall terminate at such time and no Lender other than the Issuing Bank shall have an obligation to participate in the Existing Letter of Credit).

            SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

            (a) The representations and warranties of the Borrower and of each other Obligor set forth in this Agreement and in each other Facility Document shall be true and correct on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable.

            (b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

            (c) The Agent shall have received a current Borrowing Base Certificate and such approvals, consents, opinions and documents as the Agent may reasonably request.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and
(b) of this Section.

                                    ARTICLE V

                              Affirmative Covenants

            Until the Revolving Credit Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder and all other Obligations have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements have been reimbursed, the Borrower covenants and agrees with the Lenders that:

            SECTION 5.01. Financial Statements and Other Information. The Borrower will furnish to the Agent and each Lender:

            (a) within 90 days after the end of each fiscal year of the Borrower, its audited consolidated and consolidating balance sheet and related statements of operations, stockholders' equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Amper Politziner & Mattia or other independent public accountants acceptable to the Agent (without a "going concern" or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

            (b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated balance sheet and related statements of operations, stockholders' equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

            (c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating the Designated Consolidated Leverage Ratio and demonstrating compliance (or the extent of noncompliance) with the financial covenants contained in Article VI, and
      (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in
      Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

            (d) concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);

            (e) within 35 days (in the case of clause (i) of this subsection) or 20 days (in the case of clauses (ii) and (iii) of this subsection) after the end of each calendar month, (i) a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such month, and a consolidated income statement and statements of cash flow and changes in stockholders' equity of the Borrower and its Consolidated Subsidiaries for such calendar month and for the then-elapsed portion of the fiscal year; (ii) a report as to the accounts payable of the Borrower and each Subsidiary and the aging thereof; and (iii) a Borrowing Base Certificate and such other reports as may be requested by the Agent as to the Receivables and the Eligible Receivables of the Borrowing Base Parties and the aging thereof, and as to the Inventory and Eligible Inventory of the Borrowing Base Parties; in each case, in reasonable detail and in form satisfactory to the Agent and certified to be true and correct by the chief financial officer of the Borrower; together with a report as to all activity in the Lockbox Accounts and the Blocked Accounts during such month;

            (f) on Monday of each week, a Borrowing Base Certificate as of the preceding Wednesday (which Certificate shall additionally be sent to the office of the Agent at 200 Jericho Quadrangle, Jericho, New York,
      Attention: Asset-Based Operations, Telecopier No. 516-828-2030);

            (g) on a weekly basis, if requested by the Agent, with respect to the Borrower and each Subsidiary: (i) confirmatory assignment schedules,
      (ii) the weekly invoice register with respect to its sales for the preceding week, (iii) a weekly collection report for the preceding week, and (iv) its weekly debit and credit adjustments journal for the preceding week;

            (h) immediately upon learning thereof, notice of any matter materially affecting the value, enforceability or collectability of any portion of the Collateral, including any reclamation by the Borrower or any Subsidiary (or return to any of them) of a material amount of goods and claims or disputes asserted by any Customer;

            (i) not less than 30 days prior to the end of each fiscal year of the Borrower, a quarter-by-quarter projected operating budget and cash flow statement for the Borrower and each Subsidiary for the ensuing fiscal year, together with a detailed schedule of assumptions on which such projections were prepared, which shall be accompanied by a certificate signed by the Financial Officer to the effect that such projections have been prepared on the basis of sound financial planning practice consistent with past budgets and financial statements and that the Financial Officer has no reason to question the reasonableness of any material assumptions on which such projections were prepared;

            (j) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be; and

            (k) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or the Collateral, or compliance with the terms of this Agreement, as the Agent or any Lender may reasonably request.

            SECTION 5.02. Notices of Material Events. The Borrower will furnish to the Agent and each Lender prompt written notice of the following:

            (a) the occurrence of any Default;

            (b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

            (c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $10,000;

            (d) the occurrence of any default by the Borrower under any lease to the Borrower (or any claim by a landlord thereunder that such a default exists); and

            (e) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

            SECTION 5.03. Existence; Conduct of Business. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business.

            SECTION 5.04. Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default.

            SECTION 5.05. Maintenance of Properties; Insurance. (a) The Borrower will, and will cause each of its Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

            (b) The Borrower will, and will cause each of its Subsidiaries to, at the cost and expense of the Borrower, in amounts and with carriers acceptable to the Agent, (i) keep all its insurable properties, and properties in which it has an interest, insured against the hazards of fire, smoke, sprinkler leakage, those hazards covered by an extended coverage insurance policy and such other hazards as is customary in the case of companies engaged in businesses similar to its business, including business interruption insurance; (ii) maintain a bond insuring against larceny, embezzlement and other criminal misappropriation of the officers and employees of the Borrower and the Subsidiaries, who may either singularly or jointly with others at any time have access to the assets or funds of the Borrower or its Subsidiaries either directly or through authority to draw upon such funds or to direct generally the disposition of such assets; (iii) maintain public and product liability insurance against claims for personal injury, death or property damage suffered by others; (iv) maintain all such workers' compensation or similar insurance as may be required under the laws of any state or jurisdiction in which the Borrower or such Subsidiary is engaged in business; (v) furnish to the Agent (x) copies of all policies and evidence of the maintenance of such policies by the renewal thereof at least thirty (30) days before any expiration thereof, and (y) appropriate loss payable endorsements in form and substance satisfactory to the Agent, naming the Agent as a co-insured and loss payee as its interest may appear with respect to all insurance coverage referred to in clauses (i) and
(ii) above, and providing (aa) that all proceeds thereunder shall be payable to the Agent, (bb) that no such insurance shall be affected by any act or neglect of the insured or owner of the property described in such policy, and (cc) that such policy and loss payable clauses may not be cancelled, amended or terminated unless at least thirty (30) days prior notice is given to the Agent. In the event of any loss thereunder, the carriers named therein are hereby directed to make payment for such loss to the Agent (and not to the Borrower or any Subsidiary; and not jointly to the Agent and the Borrower or any Subsidiary). If any insurance losses are paid by check, draft or other instrument payable to the Borrower or any Subsidiary and the Agent jointly, the Agent may endorse the name of the Borrower or such Subsidiary thereon, and do such other things as the Agent may deem advisable to reduce the same to cash. Following the occurrence and during the continuation of a Default, the Agent is hereby authorized to adjust and compromise claims under insurance coverage referred to in clauses (i) and (ii) above. All loss recoveries received by the Agent upon any such insurance may be applied to the Obligations in such order as the Agent in its sole discretion shall determine. Any surplus shall be paid by the Agent to the Borrower or the applicable Subsidiary or applied as may be required by law.

            SECTION 5.06. Books and Records; Inspection Rights. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties (except that the Borrower shall not be obligated to bear the cost of more than one such inspection in any 12-month period at each of its Oregon and British Columbia facilities, provided that no Event of Default exists), to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested. Without limiting the generality of the immediately preceding sentence, the Borrower shall pay to the Agent all expenses, costs and disbursements incurred by the Agent in connection with the monitoring of Collateral, including any field examination, collateral analysis or other business analysis, the need for which is to be determined by the Agent and which monitoring is undertaken for the Agent's benefit.

            SECTION 5.07. Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

            SECTION 5.08. Use of Proceeds and Letters of Credit. The proceeds of the Loans and the New Letters of Credit will be used only for working capital and general corporate requirements, (including, out of the initial Borrowing on the Effective Date, the refinancing of loans outstanding under the Existing Credit Agreement and the payment of the equipment leases with Chase or its affiliate). No part of the proceeds of any Loan or any New Letter of Credit will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations G, U and X.

            SECTION 5.09. Landlord Waivers. The Borrower will use its best efforts to obtain landlords' waivers (in a form acceptable to the Agent) from landlords of its several leased premises and to provide same to the Agent within 60 days after the Effective Date.

                                   ARTICLE VI

                               Negative Covenants

            Until the Revolving Credit Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder and all other Obligations have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements have been reimbursed, the Borrower covenants and agrees with the Lenders that:

            SECTION 6.01. Indebtedness. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

            (a) Indebtedness created hereunder;

            (b) Indebtedness existing on the date hereof and set forth in
      Schedule 6.01 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof;

            (c) Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (i) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (c) shall not exceed $1,000,000 at any time outstanding;

            (d) indebtedness of Hall (Canada) to the Borrower not to exceed $500,000 outstanding at any time; and

            (e) until the Effective Date, Indebtedness to Roche.

            SECTION 6.02. Liens. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

            (a) Liens in favor of the Agent securing the Obligations;

            (b) Permitted Encumbrances;

            (c) any Lien on any property or asset of the Borrower or any Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

            (d) Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by clause (c) of Section 6.01, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 90% (or, in the case of a Capital Lease, 100%) of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the Borrower or any Subsidiary;

            (e) a Lien in favor of The Chase Manhattan Bank securing Hedging Agreements; and

            (f) until the Effective Date, Liens in favor of Roche.

            SECTION 6.03. Fundamental Changes. (a) The Borrower will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or any material part of its assets (other than the sale of Inventory in the ordinary course of business) , or any of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that the Borrower or a Subsidiary may sell equipment no longer used or useful in its business provided that with respect to such sales of equipment (i) the sale price is for fair market value, (ii) the aggregate value of all such equipment sold does not exceed $250,000, and (iii) the proceeds of such sale are applied to the prepayment of the Term Loans as required by Section 2.11.

            (b) The Borrower will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto.

            SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. (a) The Borrower will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:

            (i) Permitted Investments;

            (ii) investments by the Borrower existing on the date hereof in the capital stock of its Subsidiaries;

            (iii) Guarantees constituting Indebtedness permitted by Section
      6.01;

            (iv) currently outstanding loans and advances to employees listed on
      Schedule 6.04;

            (v) in addition to the loans and advances to Hall (Canada) that are permitted by Section 6.01(d), other investments in Hall (Canada) that do not in the aggregate exceed $250,000 at any time outstanding.

            (b) Without limiting the generality in subsection (a) of this section, the Borrower will not, and will not permit any Subsidiary to, form or acquire any Subsidiary or Affiliate, or enter into any partnership, joint venture or similar arrangement.

            (c) If the Required Lenders (in their sole discretion) elect to waive the restriction contained in subsection (b) of this section in any instance so as to permit the Borrower or a Subsidiary to form or acquire any Subsidiary, the conditions of such waiver will include (among other things) a requirement that the Subsidiary (i) guarantee all of the Obligations, and (ii) grant to the Agent a first-priority Lien on all its assets to secure the Obligations as so guaranteed; and to that end such Subsidiary shall execute and deliver to the Agent a Subsidiary Guarantee and a Subsidiary Security Agreement (in substantially the same forms thereof that are being delivered to the Agent by IVOSC on the Effective Date), together with such UCC-1 financing statements, authorizing resolutions, legal opinions and other materials that the Agent may reasonably request, and the Borrower shall pay all fees and expenses (including filing fees and counsel fees) that the Agent may incur in connection therewith.

            SECTION 6.05. Hedging Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any Hedging Agreement, other than Hedging Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Subsidiary is exposed in the conduct of its business or the management of its liabilities.

            SECTION 6.06. Restricted Payments. The Borrower will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (a) the Borrower may declare and pay dividends with respect to its capital stock payable solely in additional shares of its common stock, and (b) Subsidiaries may declare and pay dividends ratably with respect to their capital stock.

            SECTION 6.07. Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm's-length basis from unrelated third parties.

            SECTION 6.08. Restrictive Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary; provided that the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement.

            SECTION 6.09. As to Collateral. (a) The Borrower will not, and will not permit any of its Subsidiaries to, relocate its chief executive office (or, if different, the place at which it keeps its records regarding its accounts receivable) to a place other than the place identified with respect to the Borrower or such Subsidiary (as applicable) in Schedule 3.13, unless prior thereto the Borrower or such Subsidiary (as applicable) shall have given written notice thereof to the Agent and shall have executed and delivered to the Agent for filing by the Agent (at the cost of the Borrower) any and all UCC-1 financing statements and other instruments as may be necessary or (in the reasonable judgment of the Agent) appropriate to continue the perfection of the security interests granted by it to the Agent.

            (b) The Borrower will not, and will not permit any of its Subsidiaries to, permit any of the inventory, equipment or fixtures of the Borrower or such Subsidiary to be located in any jurisdiction other than those identified with respect to the Borrower or such Subsidiary (as applicable) in
Schedule 3.13, or to be maintained in the possession of any other Person, unless prior thereto the Borrower or such Subsidiary (as applicable) shall have notified the Agent and shall have delivered to the Agent for filing by the Agent (at the cost of the Borrower) any and all UCC-1 financing statements and other instruments, duly executed, as may be necessary or (in the reasonable judgment of the Agent) appropriate to continue the perfection, protection and preservation of the Liens granted by it to the Agent.

            SECTION 6.10. Minimum Net Worth. The Borrower shall not permit or suffer Consolidated Net Worth to be less than the following amounts on the following dates respectively:

               Date                       Amount
               ----                       ------

      (A) October 31, 1999          Consolidated Net Worth as of July 31, 1999
                                    plus $325,000

      (B) January 31, 2000          Consolidated Net Worth as of July 31, 1999
                                    plus $775,000

      (C) April 30, 2000            Consolidated Net Worth as of July 31, 1999
                                    plus $1,150,000

      (D) July 31, 2000             Consolidated Net Worth as of July 31, 1999
                                    plus $1,600,000

      (E) October 31, 2000          Consolidated Net Worth as of July 31, 1999
                                    plus $2,000,000

      (F) January 31, 2001          Consolidated Net Worth as of July 31, 1999
                                    plus $2,500,000

      (G) July 31, 2001             Consolidated Net Worth as of July 31, 1999
                                    plus $3,900,000

            SECTION 6.11. Minimum Debt Service Coverage Ratio. On each date specified below, with respect to the four-quarter period ending on such date, the Borrower shall not permit the Consolidated Debt Service Coverage Ratio to be less than the amount set forth below opposite such date:

                                                  Consolidated Debt Service
               Date                                      Coverage Ratio
               ----                               -------------------------

      (A)  July 31, 2000                                   1.0 to 1.0

      (B) October 31, 2000                                 1.0 to 1.0

      (C) January 31, 2001                                 1.0 to 1.0

      (D) April 30, 2001                                   1.0 to 1.0

      (E) July 31, 2001                                    1.1 to 1.0

      (F) The end of each fiscal quarter thereafter        1.1 to 1.0

            SECTION 6.12. Maximum Capital Expenditures. The Borrower shall not permit or suffer the amount of Consolidated Capital Expenditures to be more than
(a) $3,500,000 for the fiscal year ending July 31, 2000, or (b) $2,000,000 in any fiscal year thereafter.

                                   ARTICLE VII

                                Events of Default

            If any of the following events ("Events of Default") shall occur:

            (a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

            (b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three days;

            (c) any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with this Agreement or any other Facility Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Facility Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

            (d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to the Borrower's existence) or 5.08 or in Article VI;

            (e) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 15 days after notice thereof from the Agent to the Borrower (which notice will be given at the request of any Lender);

            (f) the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Indebtedness of the Borrower or any Subsidiary to any Lender or to any of its Affiliates (other than the Indebtedness under this Agreement) or in respect of any Material Indebtedness to any other creditor, when and as the same shall become due and payable;

            (g) any event or condition occurs that results in any Indebtedness of the Borrower or any Subsidiary to any Lender or to any of its Affiliates (other than Indebtedness under this Agreement) or any Material Indebtedness to any other creditor becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of such Indebtedness or such Material Indebtedness or any trustee or agent on its or their behalf to cause such Indebtedness or such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity.

            (h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

            (i) the Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

            (j) the Borrower or any Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

            (k) one or more judgments for the payment of money in an aggregate amount in excess of $500,000 shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any judgment;

            (l) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

            (m) a Change in Control shall occur;

            (n) a default shall occur in the payment when due of amounts in excess of $10,000 in the aggregate required to be paid to one or more Lenders under one or more Hedging Agreements between (on the one hand) such Lender and (on the other hand) the Borrower or any Subsidiary (after the expiration of any applicable cure period expressly provided in such Hedging Agreements);

            (o) a default (other than any default specified above in this Article) shall occur under any Facility Document (other than this Agreement) to which the Borrower is a party, and such default shall continue unremedied for a period of 15 days after notice thereof from the Agent to the Borrower (which notice will be given at the request of any Lender);

            (p) a default (other than any default specified above in this Article) under any Facility Document to which any Subsidiary is a party, and such default continues for a period of 15 days after notice thereof from the Agent to the Borrower (which notice will be given at the request of any Lender); or

            (q) an unwaived "Event of Default" occurs under the EDA Indenture or the EDA Bond Agreement (as the term "Event of Default" is defined in the EDA Indenture or the EDA Bond Agreement);

then, and in every such event (other than an event with respect to any Borrowing Base Party described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Revolving Credit Commitments, and thereupon the Revolving Credit Commitments shall terminate immediately; and (ii) declare the Loans and the other Obligations then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the Loans and the other Obligations so declared to be due and payable, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to any Borrowing Base Party described in clause (h) or (i) of this Article, the Revolving Credit Commitments shall automatically terminate and the Loans and the other Obligations then outstanding, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and (iii) exercise any and all remedies provided or allowed by any or all of the other Facility Documents or otherwise available at law or in equity.

                                  ARTICLE VIII

                                    The Agent

            Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Agent as its agent and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

            The bank serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Agent hereunder.

            The Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing,
(a) the Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), (c) except as expressly set forth herein, the Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Agent or any of its Affiliates in any capacity, and (d) the Agent shall not be under any duty to ascertain or inquire as to the observance or performance of any agreements contained in, or conditions of, this Agreement or any other Facility Document or to inspect or verify the properties, books, records or reports of the Borrower or any other Obligor. The duties of the Agent as respects Revolving Borrowings shall be mechanical and administrative in nature only. The Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or wilful misconduct. The Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Agent by the Borrower or a Lender, and the Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.

            The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

            The Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

            Subject to the appointment and acceptance of a successor Agent as provided in this paragraph, the Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Agent's resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.

            Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

            Each Lender agrees that if, by reason of an unanticipated change in the Formula Amount at any time or otherwise, the outstanding amount of the Revolving Credit Exposure exceeds at such time the Formula Amount, the Agent may (in its discretion) nonetheless continue to make Revolving Loans (and the Issuing Bank may in its discretion continue to issue New Letters of Credit) for up to five Business Days after the Agent acquires actual knowledge of the existence of such excess, pending the correction of such imbalance; and the obligation of the Lenders to settle with the Agent by funding their Loans (and to participate with the Issuing Bank in New Letters of Credit) shall not in any way be impaired thereby.

                                   ARTICLE IX

                                  Miscellaneous

            SECTION 9.01. Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

            (a) if to the Borrower, to it at 500 Halls Mill Road, Freehold, New Jersey 07728, Attention of Mr. E. Joseph Edell (Telecopy No. 732-308-9793);

            (b) if to the Agent, to The Chase Manhattan Bank, 600 Fifth Avenue, 4th Floor, New York, New York 10020, Attention: Credit Deputy (Telecopy No. 212-332-4299);

            (c) if to the Issuing Bank, to it at 600 Fifth Avenue, 4th Floor, New York, New York 10020, Attention of IVC Account Officer (Telecopy No. 212-332-4297);

            (d) if to any other Lender, to it at its address (or telecopy number) set forth beneath its signature line below.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

            SECTION 9.02. Waivers; Amendments. (a) No failure or delay by the Agent, the Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agent, the Issuing Bank and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Agent or any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

            (b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Revolving Credit Commitment, the Term Loan Commitment or the Existing LC Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Revolving Credit Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.18(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, or increase the 80% or 50% percentages or the $14,000,000 amount referred to in the definition of "Borrowing Base", or release Collateral without the written consent of each Lender, or (v) change any of the provisions of this Section or the definition of "Required Lenders" or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Agent or the Issuing Bank hereunder without the prior written consent of the Agent or the Issuing Bank, as the case may be. Notwithstanding clause (iv) of the immediately preceding sentence, the Lenders acknowledge that the Agent may without their consent discharge the Liens granted to it in connection with Existing Credit Agreement on the assets of, and the capital stock in, Vitamin Specialties Corp.

            SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

            (b) The Borrower shall indemnify the Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee.

            (c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Agent or the Issuing Bank under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Agent or the Issuing Bank, as the case may be, such Lender's pro rata share of such amount (such pro rata share being a fraction, the numerator of which is the sum of such Lender's
(i) Revolving Credit Exposure, plus (ii) Term Loan Exposure, plus (iii) Existing LC Exposure, and the denominator of which is the sum of (x) the Revolving Credit Exposure of all the Lenders, (y) the Term Loan Exposure of all the Lenders, and
(z) the Existing LC Exposure of all the Lenders; in each case, determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent or the Issuing Bank in its capacity as such.

            (d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

            (e) All amounts due under this Section shall be payable promptly after written demand therefor.

            SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

            (b) Any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of any or all of its Revolving Credit Commitment and its Existing LC Commitment and the Loans at the time owing to it); provided that (i) except in the case of an assignment to a Lender or an Affiliate of a Lender, each of the Borrower and the Agent and, in the case of an assignment of all or a portion of a Revolving Credit Commitment or any Lender's obligations in respect of its LC Exposure, the Issuing Bank must give their prior written consent to such assignment (which consent shall not be unreasonably withheld), (ii) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender's Revolving Credit Commitment, the amount of the Revolving Credit Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Agent) shall not be less than $5,000,000 unless each of the Borrower and the Agent otherwise consent,
(iii) each partial assignment of a Revolving Credit Exposure or a Term Loan Exposure or an Existing LC Exposure shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement with respect to its Revolving Credit Exposure or Term Loan Exposure or Existing LC Exposure (as the case may be), (iv) the parties to each assignment shall execute and deliver to the Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, and (v) the assignee, if it shall not be a Lender, shall deliver to the Agent an administrative questionnaire in form acceptable to the Agent; and provided further that any consent of the Borrower otherwise required under this paragraph shall not be required if an Event of Default under clause (h) or (i) of Article VII has occurred and is continuing. Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.

            (c) The Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the particular Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the Borrower, the Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

            (d) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee's completed administrative questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

            (e) Any Lender may, without the consent of the Borrower or the Agent or the Issuing Bank, sell participations to one or more banks or other entities (a "Participant") in all or a portion of such Lender's rights and obligations under this Agreement (including all or a portion of any or all of its Revolving Credit Commitment and its Existing LC Commitment and the Loans owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (f) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to
Section 2.18(c) as though it were a Lender.

            (f) A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.17(e) as though it were a Lender.

            (g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

            SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

            SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Agent and when the Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

            SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

            SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

            SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

            (b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

            (c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

            (d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

            SECTION 9.10. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

            SECTION 9.11. Confidentiality. Each of the Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, "Information" means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

            SECTION 9.12. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the "Charges"), shall exceed the maximum lawful rate (the "Maximum Rate") which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this

Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                      IVC INDUSTRIES, INC.

                                      By: /s/ E. Joseph Edell
                                          --------------------------------------
                                          E. Joseph Edell
                                          Chief Executive Officer


                                      THE CHASE MANHATTAN BANK, as Lender and as
                                      Issuing Bank and as Agent,

                                      By: /s/ John T. Zeller
                                          --------------------------------------
                                          John T. Zeller
                                          Vice President

                                      Address (in its capacity as Lender and
                                      Issuing Bank):

                                      The Chase Manhattan Bank
                                      600 Fifth Avenue, 4th Floor
                                      New York, New York 10020-2302
                                      Attention: Credit Deputy
                                      Telecopier No. 212-332-4299


                                      CITIZENS BUSINESS CREDIT COMPANY

                                      By: /s/ Vincent P. O'Leary
                                          --------------------------------------
                                          Vincent P. O'Leary
                                          Senior Vice President

                                      Address:

                                      1 Penn Plaza - Suite 360
                                      250 West 34th Street
                                      New York, New York 10119
                                      Attention: Mr. Vincent P. O'Leary
                                      Telecopy No.: 212-760-8815

                                   EXHIBIT A-1

                                 PROMISSORY NOTE
                                (Revolving Loans)

$____________________________                                ___________________
                                                                  (Date)

            IVC INDUSTRIES, INC. (the "Borrower"), a corporation organized under the laws of Delaware, for value received, hereby promises to pay to the order of ______________________ (the "Lender"), at the Payment Office, the principal sum of ___________________________ Dollars ($_____________) or, if less, the amount of Revolving Loans of the Lender under the Credit Agreement, in lawful money of the United States of America and in immediately available funds, on the dates and in the manner provided in the Credit Agreement. The Borrower also promises to pay interest on the unpaid principal balance hereof for the period such balance is outstanding, at said office, in like money, at the rates of interest provided in the Credit Agreement, on the dates and in the manner provided in the Credit Agreement.

            This is one of the promissory notes referred to in the Amended and Restated Credit Agreement dated as of July 31, 1999 (which, as the same may hereafter be amended from time to time, is called herein the "Credit Agreement") among the Borrower, the Lenders party thereto (including the Lender), and The Chase Manhattan Bank, as agent (the "Agent"). This Note evidences Revolving Loans of the Lender under the Credit Agreement.

            All capitalized terms used in this Note and not defined shall have the respective meanings ascribed to them in the Credit Agreement.

            The Credit Agreement provides for the acceleration of the maturity of principal upon the occurrence of certain Events of Default.

            The Borrower hereby waives presentment, notice of dishonor, protest or any other notice or formality with respect to this Note.

            This Note shall be governed by, and interpreted and construed in accordance with, the laws of the State of New York.

                                        IVC INDUSTRIES, INC.


                                        By:
                                            ------------------------------------
                                            E. Joseph Edell
                                            Chief Executive Officer

                                   EXHIBIT A-2

                                 PROMISSORY NOTE
                                   (Term Loan)

$____________________________                                ___________________
                                                                    (Date)

            IVC INDUSTRIES, INC. (the "Borrower"), a corporation organized under the laws of Delaware, for value received, hereby promises to pay to the order of ______________________ (the "Lender"), at the Payment Office, the principal sum of ___________________________ Dollars ($_____________) in lawful money of the
United States of America and in immediately available funds, on the dates and in the manner provided in the Credit Agreement. The Borrower also promises to pay interest on the unpaid principal balance hereof for the period such balance is outstanding, at said office, in like money, at the rates of interest provided in the Credit Agreement, on the dates and in the manner provided in the Credit Agreement.

            This is one of the promissory notes referred to in the Amended and Restated Credit Agreement dated as of July 31, 1999 (which, as the same may hereafter be amended from time to time, is called herein the "Credit Agreement") among the Borrower, the Lenders party thereto (including the Lender), and The Chase Manhattan Bank, as agent (the "Agent"). This Note evidences the Term Loan of the Lender under the Credit Agreement.

            All capitalized terms used in this Note and not defined shall have the respective meanings ascribed to them in the Credit Agreement.

            The Credit Agreement provides for the acceleration of the maturity of principal upon the occurrence of certain Events of Default.

            The Borrower hereby waives presentment, notice of dishonor, protest or any other notice or formality with respect to this Note.

            This Note shall be governed by, and interpreted and construed in accordance with the laws of the State of New York.

                                        IVC INDUSTRIES, INC.


                                        By:
                                            ------------------------------------
                                            E. Joseph Edell
                                            Chief Executive Officer

                                    EXHIBIT B

                       OPINION OF COUNSEL FOR THE OBLIGORS

                                                                August ___, 1999

To the Lenders and the Agent
  Referred to Below
c/o The Chase Manhattan Bank, as
  Administrative Agent
270 Park Avenue
New York, New York 10017

Dear Sirs:

            We have acted as counsel for IVC Industries, Inc., a Delaware corporation (the "Borrower"), in connection with the Amended and Restated Credit Agreement dated as of July 31, 1999 (the "Credit Agreement"), among the Borrower, the banks and other financial institutions identified therein as Lenders, and The Chase Manhattan Bank, as Agent. Terms defined in the Credit Agreement are used herein with the same meanings.

            We have also acted as counsel for IVOSC and Hall (Canada) in connection with the Transactions.

            We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments and have conducted such other investigations of fact and law as we have deemed necessary or advisable for purposes of this opinion.

            Upon the basis of the foregoing, we are of the opinion that:

            1. (a) The Borrower (i) is a corporation duly organized, validly existing and in good standing under the laws of Delaware, (ii) has all requisite power and authority to carry on its business as now conducted and (iii) except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

            (b) IVOSC (i) is a corporation duly organized, validly existing and in good standing under the laws of New Jersey, (ii) has all requisite power and authority to carry on its business as now conducted and (iii) except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

            2. The Transactions are within the corporate powers of the Borrower and IVOSC and have been duly authorized by all necessary corporate and, if required, stockholder action.

            3. (a) The Credit Agreement, the Notes and the Borrower Security Agreement have been duly executed and delivered by the Borrower and constitute legal, valid and binding obligations of the Borrower, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

            (b) The Guaranties and the Subsidiary Security Agreements have been duly executed and delivered by IVOSC and Hall (Canada) and constitute legal, valid and binding obligations of IVOSC or Hall (Canada) (as the case may be), enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

            4. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of any of the Obligors or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Obligor or its assets, or give rise to a right thereunder to require any payment to be made by any Obligor, and (d) will not result in the creation or imposition of any Lien on any asset of any Obligor.

            5. There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to our knowledge, threatened against or affecting any Obligor (a) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect (other than the Disclosed Matters) or (b) that involve the Credit Agreement, any of the other Facility Documents or the Transactions.

            6. Neither the Borrower nor any of its Subsidiaries is (a) an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a "holding company" as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

            7. (a) By its execution and delivery of the Borrower Security Agreement, the Borrower effectively grants and confirms to the Agent a security interest in the collateral described therein that is subject to Article 9 of the Uniform Commercial Code, as security for the Obligations. The chief executive office of the Borrower is located in New Jersey.

            (b) By its execution and delivery of its Subsidiary Security Agreement, IVOSC effectively grants and confirms to the Agent a security interest in the collateral described therein that is subject to Article 9 of the Uniform Commercial Code, as security for the Obligations. The chief executive office of IVOSC is located in New Jersey.

            (c) By its execution and delivery of its Subsidiary Security Agreement, Hall (Canada) effectively grants and confirms to the Agent a security interest in the collateral described therein that is subject to Article 9 of the Uniform Commercial Code, as security for the Obligations. The chief executive office of Hall (Canada) is located in Surrey, British Columbia.

            (d) We know of no liens on, or security interest in, any of the Collateral, other than those liens and security interests identified in the lien searches that we have provided to you.

            We are members of the bar of the State of New Jersey and the foregoing opinion is limited to the laws of the State of New Jersey, the General Corporation Law of the State of Delaware and the Federal laws of the United States of America. We note that the Facility Documents are governed by the laws of the State of New York and, for purposes of the opinion expressed in paragraph 3 above, we have assumed that the laws of the State of New York do not differ from the laws of New Jersey in any manner that would render such opinion incorrect. This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by any other Person (other than your successors and assigns as Lenders and Persons that acquire participations in your Loans) without our prior written consent.

                                        Very truly yours,

                                        EDELL & ASSOCIATES, a Professional
                                        Corporation


                                        By:
                                            ------------------------------------

                                    EXHIBIT C

                                    [FORM OF]

                           BORROWING BASE CERTIFICATE

      To:         The Chase Manhattan Bank, as Agent
                  200 Jericho Quadrangle - 1st FL
                  Jericho, NY 11763
                  ATTN: IVC Account Manager

      Subject:    IVC Industries, Inc.
                  Borrowing Base Certificate No.

      We hereby certify the following information:

I.    GAAP ACCOUNTS RECEIVABLE:

      A) Accounts receivable as of the date of the last submitted certificate.

            Add:   New Sales @ Freehold                             $0
            Add:   New Sales @ Portland                             $0
            Add:   New Sales @ IVOSC                                $0
            Add:   New Sales @ Hall (Canada)                        $0
            Add:   New Sales @ IVC-Other                            $0

            Less:  New Cash Collections @ Freehold                  $0
            Less:  New Cash Collections @ Portland                  $0
            Less:  New Cash Collections @ IVOSC                     $0
            Less:  New Cash Collections @ Hall (Canada)             $0
            Less:  New Cash Collections @IVC-Other                  $0
            ACCOUNTS RECEIVABLE AS OF:                              $0

      B)    Accounts Receivable Aging as of:

      Total A/R          Current          31-60          61-80        Over 90
         $0                $0              $0             $0            $0

      C)    Gross Accounts Receivable per Aging:
            Less Ineligibles:                     Last Month
                Over 90 Days                              $0        $0
                Credit Balances in Over 90 Days           $0        $0
                Cross Age @ 50%                           $0        $0
                Foreign                                   $0        $0
                Government                                $0        $0
                Contras                                   $0        $0
                Volume Rebate Reserve                     $0        $0
                Intercompany/Affiliates                   $0        $0
                Concentration Reserves - COSTCO           $0        $0
                Concentration Reserves -Other             $0        $0
                Other                                     $0        $0
                Total Ineligibles                         $0        $0

Net Eligible Accounts Receivable per Aging:                         $0
LESS:  Unposted Cash Receipts:                                      $0
Net Eligible Accounts Receivable:                                   $0

II.   GAAP INVENTORY:
      Gross Inventory                Date:                          $0
      Less Ineligibles:                                             $0
            G/L Reserves                                            $0
            Work-In-Progress                                        $0
            Labels, Packaging, Supplies                             $0
            Outside Warehouses                                      $0
            Planet Rx                                               $0
                                                                    $0
               Other                                                $0
               Total Ineligibles:                                   $0
Net Eligible Inventory:                                                      $0
A/R Availability @ 80%                                                       $0
A/R Availability @ 50%                                                       $0
Inventory CAP                                                           $14,000
Inventory Available                                                          $0

Borrowing Base Availability - Gross                                          $0
LESS:  Revolving Loans Outstanding as of:                                    $0
LESS:  New LC Exposure as of:                                                $0
LESS:  Accrued Interest and Fees                                             $0
LESS:  Specified Reserves                                                    $0

Borrowing Base Availability - Net                                            $0

Total Revolving Loans Outstanding as of:                                     $0
Total New LC Exposure as of:                                                 $0
Total Revolving Credit Exposure                                              $0
Maximum Revolving Amount                                                $22,000
Line Availability                                                       $22,000

Availability                                                                 $0

The undersigned hereby represents and warrants that this is a correct statement regarding the status of its accounts receivable and inventory assigned to Agent and that the figures set forth herein are completely accurate. The undersigned further warrants and represents that the Borrower is in compliance with the terms and conditions combined contained in the Credit Agreement dated as of July 31, 1999. The undersigned further understands that the Revolving Loans and New Letters of Credit to the Borrower will be based upon reliance on the information contained herein.

IVC Industries, Inc.


-------------------------------
Name:
Title:

The Inventory of the Borrower and the Subsidiary Guarantors are leased at the following places:


                                                                Gross Inventory
Street Address            City/State              Status            0/00/00
--------------            ----------              ------            -------

500 Halls Mill Road      Freehold, NJ             Owned               $0
589 Halls Mill Road      Freehold, NJ             Leased              $0
181-40th Street          Irvington, NJ            Leased              $0
3580 NE Broadway         Portland, OR             Leased              $0
13080-80th Avenue        Surrey, BC, Canada       Leased              $0

Total Inventory 0/00/00                                               $0
                                                                      --

                                    EXHIBIT D

                                    [FORM OF]

                            ASSIGNMENT AND ACCEPTANCE

      Reference is made to the Credit Agreement dated as of ________________, 1999 (as amended and in effect on the date hereof, the "Credit Agreement"), among IVC Industries, Inc., the Lenders party thereto, and The Chase Manhattan Bank, as Agent for the Lenders. Terms defined in the Credit Agreement are used herein with the same meanings.

      The Assignor named on the reverse hereof hereby sells and assigns, without recourse, to the Assignee named on the reverse hereof, and the Assignee hereby purchases and assumes, without recourse, from the Assignor, effective as of the Assignment Date set forth on the reverse hereof, the interests set forth on the reverse hereof (the "Assigned Interest") in the Assignor's rights and obligations under the Credit Agreement, including, without limitation, the interests set forth on the reverse hereof in the Revolving Credit Commitment and the Existing LC Commitment (as applicable) of the Assignor on the Assignment Date and Loans owing to the Assignor which are outstanding on the Assignment Date, together with the participations in New Letters of Credit and New LC Disbursements, and the Existing LC Commitment and Existing LC Disbursements, as applicable, held by the Assignor on the Assignment Date,] but excluding accrued interest and fees to and excluding the Assignment Date. The Assignee hereby acknowledges receipt of a copy of the Credit Agreement. From and after the Assignment Date (i) the Assignee shall be a party to and be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent of the Assigned Interest, relinquish its rights and be released from its obligations under the Credit Agreement.

      This Assignment and Acceptance is being delivered to the Agent together with (i) if the Assignee is a Foreign Lender, any documentation required to be delivered by the Assignee pursuant to Section 2.17(e) of the Credit Agreement, duly completed and executed by the Assignee, and (ii) if the Assignee is not already a Lender under the Credit Agreement, an administrative questionnaire in the form supplied by the Agent, duly completed by the Assignee. The [Assignee/Assignor] shall pay the fee payable to the Agent pursuant to Section 9.04(b) of the Credit Agreement.

      This Assignment and Acceptance shall be governed by and construed in accordance with the laws of the State of New York.

Date of Assignment:

Legal Name of Assignor:

Legal Name of Assignee:

Assignee's Address for Notices:

Effective Date of Assignment
("Assignment Date"):

================================================================================
                                                     Percentage Assigned of
                                                     Facility/Commitment (set
                                                     forth, to at least 8
                                                     decimals, as a percentage
                                                     of the Facility and the
                                  Principal Amount   aggregate Commitments of
               Facility                 Assigned     all Lenders thereunder)
               --------           ----------------   -------------------------
--------------------------------------------------------------------------------
Revolving Credit Commitment   $                                               %
Assigned:
--------------------------------------------------------------------------------
Revolving Loans Assigned:
================================================================================
Term Loan Assigned:
================================================================================
Existing LC Assigned:
================================================================================

The terms set forth above and on the reverse side hereof are hereby agreed to:

                                        [Name of Assignor]   , as Assignor

                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:


                                        [Name of Assignee]   , as Assignee

                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:

The undersigned hereby consent to the within assignment:(1)

[Name of Borrower],                     The Chase Manhattan Bank,
                                        as Agent,

By:                                     By:
    --------------------------------        ------------------------------------
    Name:                                   Name:
    Title:                                  Title:

----------

(1) Consents to be included to the extent required by Section 9.04(b) of the Credit Agreement.

                                        The Chase Manhattan Bank,
                                        as Issuing Bank

                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                  SCHEDULE 1.01

                                APPLICABLE RATES

--------------------------------------------------------------------------------------------------------
     Designated        ABR       Eurodollar
    Consolidated    Revolving    Revolving    ABR Term    Eurodollar   Facility   Existing LC    New LC
   Leverage Ratio    Spread       Spread       Spread    Term Spread   Fee Rate    Fee Rate     Fee Rate
--------------------------------------------------------------------------------------------------------
Category 1

Greater than or       0.50%        2.75%        0.75%        3.00%       0.50%       3.00%        2.75%
equal to 4.75
--------------------------------------------------------------------------------------------------------
Category 2

Less than 4.75,       0.25%        2.50%        0.50%        2.75%      0.375%       2.75%        2.50%
but greater than
or equal to 4.0
--------------------------------------------------------------------------------------------------------
Category 3

Less than 4.0,        0.25%        2.25%        0.50%        2.50%       0.25%       2.50%        2.25%
but greater than
or equal to 3.25
--------------------------------------------------------------------------------------------------------
Category 4

Less than 3.25        0.00%        2.00%        0.25%        2.25%       0.25%       2.25%        2.00%
--------------------------------------------------------------------------------------------------------

                                  SCHEDULE 2.01

                             LENDERS AND COMMITMENTS


Name and Address              Revolving Credit   Term Loan    Existing LC
of Lender                        Commitment      Commitment   Commitment
---------                        ----------      ----------   ----------

The Chase Manhattan Bank      $14,666,400        $3,436,457   66.67%
600 Fifth Avenue, 4th Floor
New York, NY 10020-2302
Att: Credit Deputy
Telecopy No. 212-332-4297

Citizens Business Credit      $7,333,600         $1,717,971   33.33%
    Company
1 Penn Plaza - Suite 360
250 West 34th Street
New York, New York 10119
Att: Mr. Vincent P. O'Leary
Telecopy No. 212-760-8815

TOTAL                         $22,000,000        $5,154,428   100%

                                  SCHEDULE 3.01

                            SUBSIDIARIES OF BORROWER

                                    Jurisdiction of         Percentage of
Name and Address                    Incorporation           Ownership
----------------                    -------------           ---------

International Vitamin Overseas      New Jersey              100%
   Sales Corp.
500 Halls Mill Road
Freehold, NJ 07728

Hall Laboratories Ltd.              Yukon Territory         100%
10360 80th Avenue #207
Surrey, British Columbia
Canada

(*NOTE - Vitamin Specialties Corp. ("VSC"), a Pennsylvania corporation, technically remains a wholly owned subsidiary of the Borrower subject to a Stock Purchase Agreement between Borrower and Archon Vitamin Corporation ("Archon") dated July 13, 1999. By the terms of the Stock Purchase Agreement, a copy of which has been provided to the Agent, Archon assumed operations of VSC as of July 14, 1999, and all of the shares and assets of VSC shall be transferred to Archon pursuant to the Stock Purchase Agreement upon release of the liens relating thereto held by Hoffman-LaRoche, Inc. and The Chase Manhattan Bank, which release shall occur as of the Effective Date of the Credit Agreement, subject to the delivery by the Borrower to the Agent for execution by the Agent and for filing by the Borrower of appropriate UCC-3 termination statements as to the Agent's liens on the assets of VSC.)

                                  SCHEDULE 3.06

                                DISCLOSED MATTERS

(In the interest of full disclosure, the Borrower sets forth below a list of pending and/or threatened litigation against the Borrower. While the Borrower does not believe that even in the event of an adverse determination that some and/or all of such matters could reasonably be expected to result in a Material Adverse Effect, the Borrower supplies this information to the Bank, Lender and Agent so as to provide full disclosure of these matters to the extent relevant.)

Pending Litigation

1. Willow International Sourcing, Inc. v. IVC Industries, Inc., Docket No. L-4685-98, Superior Court of New Jersey, Law Division, Monmouth County - Contract action; in preliminary discovery stage; based upon demands in complaint amount at issue as alleged by plaintiff does not exceed $60,000.00; IVC denies liability.

2. Zahler Nutrition Center v. IVC Industries, Inc., et al., Supreme Court of the State of New York, Kings County, Index No. 98/22859 - action for alleged long-term conversion of customer products by IVC salesman; plaintiff has reliable proof of liability; plaintiff obtained default judgment (not reduced to any monetary amount and subject to damage hearing) by violation of court rules is subject to motion to vacate; amount of damages unknown; plaintiff has made settlement demands of $200,000.00 without documentation substantiating damage calculation; IVC contests such amount; plaintiff owes IVC approximately $11,000 on unpaid invoices; no discovery taken yet; settlement discussions continue.

3. Stonhard, Inc. v. Peter J. Saker, Inc., Hidel Partners, and IVC Industries, Inc., Superior Court of New Jersey, Law Division, Monmouth County, Docket No. L-2788-99 action by subcontractor to enforce construction lien on 500 Halls Mill Road, Freehold, New Jersey; complaint alleges damages totaling $84,000 based upon failure of General Contractor (Saker, whom IVC paid) to pay subcontractor (Stonhard); parties are presently attempting to negotiate an agreement under which IVC would pay plaintiff $52,000 from funds owned to Saker from the reserves held by IVC under the construction contract with Saker.

Threatened Litigation

1. Potential breach of contract action with respect to an alleged exclusive distribution agreement between IVC Industries, Inc. (international division) and Sunlight Distribution, Inc. with respect to certain regions of China. The parties (business people not lawyers) are in discussions trying to resolve the disputes by entering into an revised business arrangement. Amount of damages that could be claimed, if any, are unknown at this time but based upon current information do not appear to be significant.

                                SCHEDULE 3.15(A)

                    LOCATIONS AS TO BORROWER AND SUBSIDIARIES

                        Address of Chief Executive
                        Office and (if different)
                        place at which it keeps its   Address of each place
                        records regarding its         in which it keeps any
                        accounts receivable and       equipment, inventory
Name of Entity          contract rights               or fixtures

IVC Industries, Inc.    500 Halls Mill Road           500 Halls Mill Road
                        Freehold, NJ 07728            Freehold, NJ 07728

                                                      569 Halls Mill Road
International Vitamin   500 Halls Mill Road           Freehold, NJ 07728
  Overseas Sales Corp.  Freehold, NJ 07728
                                                      10360 80th Avenue
                                                      Suite 207
Hall Laboratories Ltd.  10360 80th Avenue #207        Surrey, British Columbia
                        Surrey, British Columbia      Canada
                        Canada

                                                      209 40th Street
                                                      Irvington, NJ 07111

                                                      191 40th Street
                                                      Irvington, NJ 07111

                                                      4370 N.E. Halsey St.
                                                      Portland, OR 97213

                                                      4310 N.E. Halsey St.
                                                      Portland, OR 97213

                                                      3580 N.E. Broadway
                                                      Portland, OR 97232

                                                      6399 Shelby View Dr.
                                                      Suite 111
                                                      Memphis, TN 38134
                                                      (see PlanetRx agreement)

                                SCHEDULE 3.15(B)

                     NAMES AND ADDRESS OF FEE OWNER (AND, AS
                  APPLICABLE, SUBLANDLORD) OF LEASED FACILITIES

                                          Name and Address of Fee Owner
Facility Address:                         (or, as applicable, sublandlord)
-----------------                         --------------------------------

569 Halls Mill Road                       569 Halls Mill Road LLC
Freehold, NJ 07728                        P.O. Box 622
                                          Rumson, NJ 07760

10360 80th Avenue                         Diversified Management
Suite 207                                 Suite 206
Surrey, British Columbia                  131 Water Street
Canada                                    Vancouver, British Columbia
                                          Canada V6M4M3

209 40th Street                           Olympic Industrial Park (fee owner)
Irvington, NJ 07111                       New Jersey Urban Renewal Partnership
                                          1203 W. St. & George Avenue
                                          Linden, NJ 07036

                                          Essex Chemical Company (sublandlord)
                                          2068 Hornes Lake Road
                                          Suite 200
                                          Williamsburg, VA 23185

191 40th Street                           Bernard and Zelda Levere (fee owner)
Irvington, NJ 07111                       78 Hoover Drive
                                          Creskill, NJ 07626

                                          Essex Chemical Company (sublandlord)
                                          2068 Hornes Lake Road
                                          Suite 200
                                          Williamsburg, VA 23185

4370 N.E. Halsey Street                   Advanced Data Concepts
Portland, OR 97213                        Davis Business Center
                                          4370 N.E. Halsey Street
                                          Portland, OR 97213

4310 N.E. Halsey Street                   Advanced Data Concepts
Portland, OR 97213                        Davis Business Center
                                          4370 N.E. Halsey Street
                                          Portland, OR 97213

3580 N.E. Broadway                        Agora Holdings
Portland, OR 97232                        3580 N.E. Broadway
                                          Portland, OR 97232

                      SCHEDULE 6.01 - CERTAIN INDEBTEDNESS

Creditor                                        Amount
--------                                        ------

1.  EDA 1991- Freehold                          $3,850,000.00
        First Union Serves as Trustee
        L/C Banque Nationale de Paris
        Final Payment Due 6/30/07

2.  EDA 1995 - Irvington                        $2,840,000.00
        First Union Serves as Trustee
        L/C The Chase Manhattan Bank
        Final Payment Due 6/30/03

3.  Dime Savings-Equipment Leases               $798,166.00
        Final Payment Due 8/05

4.  Chase Lease* #1                             $267,895.00
        Final Payment Due 9/1/01

5.  Chase Lease* #2                             $258,054.00
        Final Payment Due 7/01/02

6.  Chase Lease* #3                             $55,364.00
        Final Payment Due 8/1/02

7.  Capital Lease Payable                       $3,316,459
    569 Halls Mill Road
    Freehold, New Jersey
    Payable to 569 Halls Mill Road LLC
    Final Payment Due 7/1/08

8.  CIBC (Canadian Bank Loan)                   $455,581.00

9.  Sanwa Business Credit Corporation           $28,898.00
    One South Wacker
    37th Floor
    Chicago, IL 60606
    Final Payment Due 8/1/02

10. General Electric Capital Co.                $172,534.72
    1961 Hirst Drive
    Moberly, MO  65270
    Final Payment Due 1/1/04

    (*NOTE:  To be prepaid out of the initial borrowing.)

                          SCHEDULE 6.02 - CERTAIN LIENS

Lienholder

1.  Sanwa Business Credit Corporation           Lien evidenced by financing
    One South Wacker                            statements bearing filing nos.
    37th Floor                                  416881, 416882 and 429506
    Chicago, IL 60606

2.  Dime Commercial Corp.                       Lien evidenced by financing
    1180 Avenue of the Americas                 statement bearing filing nos.
    New York, NY 10036                          1861372 and 1998144510

3.  General Electric Capital Co.                Lien evidenced by financing
    1961 Hirst Dr.                              statement bearing filing no.
    Moberly, MO 65270                           1886354

4.  Canadian Imperial Bank                      Lien evidenced by PPSA
      of Commerce                               Security Agreement no.
    5th Floor                                   7665694
    1066 W. Hastings Street
    Vancouver, British Columbia
    Canada V6E 4M1

5.  New Jersey Economic                         Mortgages in favor of NJEDA
      Development Authority                     and Bank of Paris listed on
    200 South Warren Street                     book 5056 page 750 and
    Trenton, NJ                                 book 5056 page 754

    Banque Nationale De Paris
      Houston Agency
    333 Clay Street
    Suite 3400
    Houston, TX 77002

6.  First Union National Bank as                Lien evidenced by financing
      successor to First Fidelity Bank          statement bearing filing no.
    765 Broad Street                            1997004059 which effected
    Newark, NJ 07102                            a continuation of lien
                                                evidenced by financing statement
                                                bearing file no. 68397
                                                originally filed by NJEDA and
                                                Bank of Paris and assigned to
                                                First Fidelity Bank, N.A., NJ.

                                                Lien evidenced by financing
                                                statement bearing filing no.
                                                68398, which effected an
                                                assignment from NJEDA and Bank
                                                of Paris to First Fidelity Bank,
                                                N.A., NJ.

                   SCHEDULE 6.04 - CERTAIN LOANS TO EMPLOYEES

Name of Employee        Amount                  Interest Rate        Maturity Date
----------------        ------                  -------------        -------------
1.  E. Joseph Edell     $366,246.00             5.0%                 7/31/00
    CEO                 as of 7/31/99(1)        compounded monthly

2.  I. Alan Hirschfeld  $140,371.28             5.0% as of 2/1/99    3/1/03 (1st installment)
    (Prior CFO resigned as of 7/31/99           compounded monthly   3/1/04 (2ndinstallment)
    as of 3/1/99)                                                    3/1/05 (3rd installment)

      (**Note - Loan terms for I. Alan Hirschfeld are pursuant to the Severance, Consulting and Non-Competition Agreement dated March 1, 1999, between I. Alan Hirschfeld and IVC Industries, Inc., a copy of which has been provided to the Agent.)

      (**Note - As of July 31, 1999, loans to Jack Dettra, Duane Baxter and Lawrence Neuman, current and/or former employees of Borrower, have been satisfied in accordance with the terms of the Loan Repayment Agreements dated July 12, 1999, copies of which have been provided to the Agent.)

----------
(1) Please be advised that this figure represents the outstanding loan balance due IVC from E. Joseph Edell reduced by the outstanding loan balance due Beverlee Edell from IVC. (EJ Edell loan balance $734,274.00 less BEdell loan balance $368,028 equals $366,246.00.)